Exhibit 4.30

EXECUTION VERSION

FACILITY AGREEMENT

     DECEMBER 2014

Between

QATAR NATIONAL BANK SAQ

(as Facility Agent and Security Agent)

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 7

(as Original Lenders)

and

NAKILAT HOLDCO L.L.C.

(as Borrower)

34.	FEES		70

35.	MISCELLANEOUS		71

36.	CONFIDENTIALITY		72

37.	GOVERNING LAW		72

38.	JURISDICTION		72

39.	SERVICE OF PROCESS		73

40.	WAIVER OF IMMUNITY		73

SCHEDULE 1			74

	CONDITIONS PRECEDENT		74

SCHEDULE 2			76

	FORM OF UTILISATION REQUEST		76

SCHEDULE 3			77

	AMORTISATION SCHEDULE		77

SCHEDULE 4			78

	KYC INFORMATION		78

SCHEDULE 5			79

	FORM OF QUIET ENJOYMENT UNDERTAKING		79

SCHEDULE 6			87

	COMPLIANCE CERTIFICATES		87

	PART 1 –	ANNUAL COMPLIANCE CERTIFICATE	87
	PART 2 –	TIME CHARTER PARTY AGREEMENT TERMINATION COMPLIANCE CERTIFICATE	88

SCHEDULE 7			89

	THE LENDERS, NOTICES, COMMITMENTS AND RELEVANT PERCENTAGES		89

SCHEDULE 8			90

	FORM OF TRANSFER UNDERTAKING		90

SCHEDULE 9			92

	FORM OF TRANSFER CERTIFICATE		92

SCHEDULE 10			94

	FORM OF ASSIGNMENT AGREEMENT		94

SCHEDULE 11			97

	FORM OF PAYMENT UNDERTAKING		97

SCHEDULE 12			98

	VESSEL DELIVERABLES		98

THIS FACILITY AGREEMENT (this Agreement) is made as a deed and dated      December 2014

BETWEEN:

(1)

QATAR NATIONAL BANK SAQ (as the Facility Agent and the Security Agent), a Qatari shareholding company registered in the State of Qatar and having its principal place of business at P.O. Box 1000, Doha, State of Qatar;

(2)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 7 (the Original Lenders); and

(3)

NAKILAT HOLDCO L.L.C. (the Borrower), a limited liability company formed in the Republic of the Marshall Islands under Commercial Registration No. 963166 and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960,

(together the Parties and each a Party).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Account Pledge means a Qatari-law governed account pledge granted by the Borrower to the Security Agent and dated on or about the date hereof in respect of the Debt Service Reserve Account.

Administrative Agent means the Facility Agent or the Security Agent.

Affiliate means in relation to a company such company’s ultimate parent company, if any, and any company in which such parent company or such company (as the case may be) now or hereafter owns or controls, directly or indirectly 50% or more of such company.

Al Areesh L.L.C. means Al Areesh L.L.C., a limited liability company formed in the Republic of the Marshall Islands and whose registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Al Daayen L.L.C. means Al Daayen L.L.C., a limited liability company formed in the Republic of the Marshall Islands and whose registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Al Marrouna L.L.C. means Al Marrouna L.L.C., a limited liability company formed in the Republic of the Marshall Islands and whose registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Announced Rule Change means any announcement, publication, document, directive and/or report promulgated, published or issued on or before the date of this Agreement (including any amendment, supplement, replacement or modification thereto on or before the date of this Agreement or, to the extent substantially consistent with one promulgated, published or issued on or before the date of this Agreement, after the date of this Agreement), whether or not final, by the Basel Committee on Banking Supervision (including its Group of Governors and Heads of Supervision), the Committee on Economic and Monetary Affairs of the European Parliament, the Council of the European Union or the Commission of the European Communities in connection with changes in bank capital and/or liquidity requirements, commonly referred to individually or collectively as “Basel III”.

Applicable Asset has the meaning given to that term in Clause 17.12(b)(vi) (Financial Indebtedness).

Applicable Law means:

(a)	any law, statute, decree, constitution, regulation, authorisation, judgment, injunction or other directive of any Government Entity;

(b)	any treaty, pact, compact or other agreement to which any Government Entity is a signatory, party or contracting state; or

(c)	any judicial or administrative interpretation with binding characteristics or application of those described in (a) or (b),

and in each case, which is applicable to a Vessel, the use or operation of a Vessel, an Obligor or the Finance Documents.

Assignment Agreement means an agreement substantially in the form set out in Schedule 10 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including 31 January 2015, unless extended pursuant to Clause 3.3 (Availability Period Extension).

Availability Period Extension has the meaning given to that term in Clause 3.3(a) (Availability Period Extension).

Availability Period Extension Fee has the meaning given to that term in Clause 3.3(f) (Availability Period Extension).

Availability Period Extension Request has the meaning given to that term in Clause 3.3(b) (Availability Period Extension).

Available Tranche Commitment means, in respect of any Lender, for any Tranche the amount of such Lender’s Tranche Commitment in respect of that Tranche minus:

(a)	the amount of such Lender’s participation in any outstanding Loans in respect of that Tranche; and

(b)

in relation to any proposed Utilisation in respect of that Tranche, the amount of such Lender’s participation in any Loans that are due to be made on or before the proposed Utilisation Date in respect of that Tranche.

Borrower Security Property means each asset of the Borrower over which the Borrower has granted Security under a Security Document.

Break Costs means the amount (if any) by which:

(a)

the interest that a Lender should have received for the period from the date of receipt of all or any part of its Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount that a Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (excluding Friday, Saturday and Sunday) on which commercial banks are generally open for business in Doha, London, Vancouver and New York.

Certificate of Transfer Undertaking means a certificate substantially in the form set out in Schedule 8 (Form of Transfer Undertaking).

Charge Agreement means a charge dated on or about the date hereof between the Borrower and the Security Agent granting a charge over the limited liability company interests held by the Borrower in each Guarantor.

Classification Society means, in respect of each Vessel, Lloyds Register of Shipping or another internationally recognised society of equivalent standing, including, without limitation, American Bureau of Shipping and Det Norske Veritas.

Compliance Certificate means a certificate substantially in the form set out in Part 1 or Part 2 of Schedule 6 (Compliance Certificate), as applicable.

Confidential Information means all information relating to the Borrower or any Guarantor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either the Borrower, any Guarantor or any adviser on behalf of the Borrower or any Guarantor in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(b)	is expressly identified in writing at the time of delivery as non-confidential by any member of the Borrower, any Guarantor or any of their advisers; or

(c)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower or any Guarantor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Debt Service Reserve Account means the USD denominated “debt service reserve account” with account number 0220-036836-05 and Swift Code QNBAQAQA established by the Borrower with the Security Agent pursuant to Clause 17.15 (Debt Service Reserve Account).

Deed of Covenant means a deed of covenant entered into by a Guarantor in favour of the Finance Parties in respect of the Vessel owned by such Guarantor.

Default means:

(a)	an Event of Default; or

(b)

any event or circumstance specified in Clause 18 (Events of Default) that would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Environment means:

(a)	any land, including sea bed, lake bed or river bed under water;

(b)	any structures;

(c)	water; and

(d)	air.

Environmental Approval means any authorisation required of an Obligor under any Environmental Law.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Approval, Environmental Law or presence of Hazardous Material in contravention of any Environmental Law.

Environmental Law means any Applicable Law, together with guidance issued under any Applicable Law, concerning:

(a)	the protection of health and safety;

(b)	the pollution or protection of any ecological system or living organism;

(c)	the Environment; or

(d)	any Hazardous Material.

Event of Default means any event or circumstance specified as such in Clause 18 (Events of Default).

Existing Borrowers means Al Marrouna Inc., Al Areesh Inc. and Al Daayen Inc.

Existing Facility means the facility agreement dated 15 December 2004 as amended and restated on 15 December 2005 and made between, amongst others, the Existing Borrowers, the lenders named therein as lenders and Crédit Agricole Corporate and Investment Bank as arranger, facility agent and security agent (together, the Existing Lenders) pursuant to which the lenders agreed to advance up to US$468,108,023.

Existing Insurances has the meaning given to that term in Clause 17.17(a) (Vessel undertakings).

Existing Security means, in relation to the Existing Facility, the mortgages granted over the Vessels by the registered owner to the disponent owners (including an assignment of the mortgages by the disponent owners to the registered owner), the assignments by the registered owner to the disponent owners of its rights under the lease in respect of each Vessel, the assignments by the disponent owners to Crédit Agricole Corporate and Investment Bank as security agent of the lease and related assets in respect of each Vessel, pledges over various accounts by the disponent owners and pledges over the shares in each of the disponent owners.

Facility has the meaning given to that term in Clause 3.1 (The Facility).

Facility Agent means the Facility Agent appointed from time to time being, as at the date of this Agreement, Qatar National Bank SAQ.

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the Code) or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

FATCA Payment means either:

(a)	the increase in a payment made by an Obligor to a Finance Party under Clause 12.3 (Tax Gross-Up and Indemnity) or Clause 13.1(b) (FATCA Deduction by Finance Party); or

(b)	a payment under Clause 13.1(d) (FATCA Deduction by Finance Party).

Fee Letter means a fee letter dated on or about the date of this Agreement and made between the Facility Agent and the Borrower with respect to an arrangement fee.

Final Utilisation Date means the earlier of (i) the date on which the Available Tranche Commitment in respect of each Tranche has been reduced to zero and (ii) the expiry of the Availability Period.

Finance Documents means:

(a)	this Agreement;

(b)	each Security Document;

(c)	the Fee Letter; and

(d)	any other agreement designated as such by the Facility Agent and the Borrower.

Finance Party means the Facility Agent, the Security Agent and the Lenders.

Financial Close means the date on which the Facility Agent gives the confirmation required pursuant to Clause 4.1 (Conditions Precedent Documentation).

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into of that agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j).

First Repayment Date means the date falling three (3) months after the Initial Utilisation Date, or, if the Availability Period is extended pursuant to Clause 3.3 (Availability Period Extension), the date falling three (3) months after the Final Utilisation Date.

Global Assignment Agreement means an assignment agreement dated on or about the date hereof between a Guarantor and the Security Agent in respect of such Guarantor’s Time Charter Party Agreement, Management Agreement, Required Insurances and any reinsurances to the extent such insurance and reinsurance policies are in place from time to time.

Government Entity means:

(a)	any national government;

(b)	any political subdivision, banking or monetary authority or local jurisdiction in a national government;

(c)	any instrumentality, board commission, authority, department, organ, court or agency of any of the entities listed in paragraphs (a) or (b);

(d)

any association, organisation or institution of which any of the entities listed in paragraphs (a) or (b) is a member or to whose jurisdiction any is subject or in whose activities any is a participant; and

(e)	any person acting or purporting to act on behalf of any of the persons or entities listed in paragraphs (a), (b), (c) and (d).

Guarantee means a guarantee dated on or about the date hereof by a Guarantor in favour of the Finance Parties.

Guarantors means each of Al Areesh L.L.C., Al Daayen L.L.C. and Al Marrouna L.L.C. and Guarantor means one or any of them.

Hazardous Material means any emission or substance, whether on its own or in combination with any other substance, whose release is regulated by Environmental Law or which is determined by any Environmental Law or other Applicable Law to be capable of causing harm to any living organism or the Environment.

IFRS means the body of pronouncements issued by the International Accounting Standards Board, including International Financial Reporting Standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee to the extent applicable to the relevant financial statements.

Increased Costs has the meaning given to that term in Clause 29.1(b) (Increased Costs).

Initial Utilisation Date means the date of the first Utilisation of the Facility, such date to be no later than thirty (30) days from the date of this Agreement.

Initial Utilisation Request means the Utilisation Request made in respect of the first Utilisation of the Facility.

Insolvency Proceeding means a case or proceeding seeking a judgment of, or arrangement for, insolvency, bankruptcy, composition, rehabilitation, reorganisation, administration, winding-up, liquidation or other similar relief with respect to a Party or its debts or assets, or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of a Party or any substantial part of its assets, under any bankruptcy, insolvency or other similar law or any banking, insurance or similar law governing the operation of a Party and any analogous proceeding in any jurisdiction to which a Party is subject.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9.2 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 10 (Default Interest).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	similar principles, rights and defences under the laws of the Republic of the Marshall Islands or any other jurisdiction where the Borrower conducts its business; and

(c)

any other matters which are specifically referred to in any legal opinion delivered pursuant to Clause 17.18 (Account Pledge and legal opinions), paragraph 2 (Legal opinions) of Schedule 12 (Vessel Deliverables) or paragraph 3 (Legal opinions) of Schedule 1 (Conditions Precedent) to this Agreement.

Lenders means the Original Lenders or any assignee or transferee that has become a Lender in accordance with Clause 21 (Assignment and Transfer).

LIBOR means:

(a)	the applicable Screen Rate; or

(b)

if no Screen Rate is available the arithmetic mean of rates (rounded upwards if necessary to four decimal places) for US Dollars as supplied to the Facility Agent at its request by the relevant Reference Banks to leading banks in the London interbank market for the Interest Period for that Loan, as of 11.00 am London time on the Rate Fixing Day.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Majority Lenders means:

(a)

if no Loans have been made, a Lender or Lenders whose Tranche Commitments aggregate more than 66 2/3 per cent of the aggregate of all Tranche Commitments (or, if the aggregate of all Tranche Commitments has been reduced to zero, aggregated more than 66 2/3 per cent of the aggregate of all Tranche Commitments immediately before the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans aggregate more than 66 2/3 per cent of the Loans.

Management Agreement means:

(a)

in respect of Al Areesh L.L.C., the management agreement dated 29 March 2006 and made between Teekay Nakilat (II) Limited as operator and Teekay Shipping (Glasgow) Limited as manager to be novated, amended and restated pursuant to an amendment, novation and restatement agreement to be entered into by Teekay Nakilat (II) Limited, Teekay Shipping (Glasgow) Limited and Al Areesh L.L.C. dated on or around the date of the initial Utilisation Date in relation to Tranche 1;

(b)

in respect of Al Daayen L.L.C., the management agreement dated 29 March 2006 and made between Teekay Nakilat (II) Limited as operator and Teekay Shipping (Glasgow) Limited as manager to be novated, amended and restated pursuant to an amendment, novation and restatement agreement to be entered into by Teekay Nakilat (II) Limited, Teekay Shipping (Glasgow) Limited and Al Daayen L.L.C. dated on or around the date of the initial Utilisation Date in relation to Tranche 2; and

(c)

in respect of Al Marrouna L.L.C., the management agreement dated 29 March 2006 and made between Teekay Nakilat (II) Limited as operator and Teekay Shipping (Glasgow) Limited as manager to be novated, amended and restated pursuant to an amendment, novation and restatement agreement to be entered into by Teekay Nakilat (II) Limited, Teekay Shipping (Glasgow) Limited and Al Marrouna L.L.C. dated on or around the date of the initial Utilisation Date in relation to Tranche 3.

Margin means 1.85 per cent. per annum.

Market Valuation Report means a valuation report produced by the Vessel Consultant at the instruction and cost of the Borrower specifying the market value of each Vessel for the benefit of the Facility Agent substantially in the same form as has been provided to the Facility Agent by the Borrower prior to the date hereof.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of any Obligor to perform its obligations under any Finance Document;

(b)	the validity or enforceability of any Finance Document; or

(c)	any right or remedy of any Finance Party in respect of a Finance Document.

Minimum Security Percentage has the meaning given to that term in Clause 17.16(b) (Financial covenant).

Obligors means the Borrower and each Guarantor and Obligor means one or any of them.

Original Flag means the flag of the Bahamas.

Permitted Financial Indebtedness has the meaning given to that term in Clause 17.12(b) (Financial Indebtedness).

Quiet Enjoyment Undertaking means a letter substantially in the form appended at Schedule 5 (Form of Quiet Enjoyment Undertaking).

Ras Laffan means Ras Laffan Liquefied Natural Gas Company Limited (II).

Rate Fixing Day means the day falling two (2) Business Days prior to any period for which LIBOR is to be determined.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Property.

Reference Banks means the principal London offices of Qatar National Bank SAQ, Citibank, N.A. (London Branch) and Standard Chartered Bank.

Refinancing Indebtedness has the meaning given to that term in Clause 17.12(b)(vi) (Financial Indebtedness).

Relevant Asset has the meaning given to that term in Clause 17.12(b)(v) (Financial Indebtedness).

Relevant Indebtedness has the meaning given to that term in Clause 17.12(b)(v) (Financial Indebtedness).

Relevant Percentage means in relation to a Lender, the percentage assigned to it under the heading “Relevant Percentage” in Schedule 7 (The Lenders, Notices, Commitments and Relevant Percentages), as such percentage may change from time to time in order to reflect the actual percentage of its participation in the aggregate amount of all Loans.

Relevant Subsidiary has the meaning given to that term in Clause 17.12(b)(v) (Financial Indebtedness).

Remittance means any payment made or owing under this Agreement or any other Finance Document to the Facility Agent, excluding any amounts received by the Facility Agent as reimbursement for its costs and expenses save to the extent that the Facility Agent has been reimbursed for such costs and expenses by a Lender in accordance with Clause 28 (Commissions, Costs and Expenses).

Repayment Date means each date specified in Schedule 3 (Amortisation Schedule) as a Repayment Date.

Repayment Instalment means each instalment for the repayment of the principal amount of all outstanding Loans as determined in accordance with Clause 7 (Repayment).

Required DSRA Balance has the meaning given to that term in Clause 17.15 (Debt Service Reserve Account).

Required Insurance Amount means, for each Vessel, 110% of the market value of that Vessel determined in accordance with the most recent Market Valuation Report supplied to the Facility Agent in accordance with Clause 16.5 (Annual Market Valuation Report) at that time.

Required Insurances means insurance policies covering risks related to hull and machinery, war risks and protection and indemnity with respect to each Vessel.

Retiring Administrative Agent has the meaning given to that term in Clause 21.8 (Resignation and termination of appointment of an Administrative Agent).

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of that rate) for US Dollars for the Interest Period for the relevant Loan as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate page after consultation with the Borrower and the Lenders.

Secured Obligations means all the present and future liabilities and obligations at any time due, owing or incurred by each Obligor under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Agent means the security agent appointed from time to time being, as at the date of this Agreement, Qatar National Bank SAQ.

Security Document means:

(a)	each Guarantee;

(b)	each Vessel Mortgage;

(c)	each Global Assignment Agreement;

(d)	the Charge Agreement;

(e)	the Account Pledge; and

(f)	each Deed of Covenant.

Security Property means:

(a)	the Transaction Security and all proceeds of the Transaction Security; and

(b)

all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Obligations to the Facility Agent as agent for the Lenders or Security Agent as agent or trustee (as applicable in accordance with Clause 22.2 (Appointment of the Security Agent) for the Lenders and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Facility Agent as agent for the Lenders or Security Agent as trustee for the Lenders.

Security Value has the meaning given to that term in Clause 17.16(a) (Financial covenant).

Spot Rate of Exchange means the Facility Agent’s spot rate for the purchase of the relevant currency with US Dollars in the London foreign exchange market at or about 11:00am on a particular day.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tax means any direct or indirect tax, impost, charge or levy whatsoever including, without limitation, value added tax and any withholding tax (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed, levied, collected, withheld or assessed by or on behalf of the taxing authority of the State of Qatar, the government of the Republic of the Marshall Islands, the Bahamas or any other jurisdiction of incorporation of any Obligor or any other country where a Vessel is registered or flagged.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under or in respect of a Finance Document other than a FATCA Deduction.

Tax Payment means an increased payment made by the Borrower to a Finance Party under Clause 12 (Tax Gross-Up and Indemnity).

Termination Date means the date falling twelve (12) years from the Initial Utilisation Date.

Time Charter Party Agreement means:

(a)

in respect of Al Areesh L.L.C., the time charter dated 1 July 2004 as novated, amended and restated on 18 January 2006, as amended and restated by an amendment and restatement agreement dated 21 March 2012 and as to be further novated, amended and restated on or around the date of the initial Utilisation Date in relation to Tranche 1, to be made between Al Areesh L.L.C. and Ras Laffan pursuant to which Al Areesh L.L.C. agree to let and Ras Laffan agree to take on time charter, for the period and upon the terms and conditions therein mentioned, Vessel 1;

(b)

in respect of Al Daayen L.L.C., the time charter dated 1 July 2004 as novated, amended and restated on 18 January 2006, as amended and restated by an amendment and restatement agreement dated 21 March 2012 and as to be further novated, amended and restated on or around the date of the initial Utilisation Date in relation to Tranche 2, to be made between Al Daayen L.L.C. and Ras Laffan pursuant to which Al Daayen L.L.C. agree to let and Ras Laffan agree to take on time charter, for the period and upon the terms and conditions therein mentioned, Vessel 2; and

(c)

in respect of Al Marrouna L.L.C., the time charter dated 1 July 2004 as novated, amended and restated on 18 January 2006, as amended and restated by an amendment and restatement agreement dated 21 March 2012 and as to be further novated, amended and restated on or around the date of the initial Utilisation Date in relation to Tranche 3, to be made between Al Marrouna L.L.C. and Ras Laffan pursuant to which Al Marrouna L.L.C. agree to let and Ras Laffan agree to take on time charter, for the period and upon the terms and conditions therein mentioned, Vessel 3, and, in each case, including any replacement thereof pursuant to Clause 17.16(d)(iii) (Financial covenant).

Total Loss means, for a Vessel:

(a)	its actual, constructive, compromised, arranged or agreed total loss;

(b)	its destruction, damage beyond economic repair or being rendered permanently unfit for normal use for any reason whatsoever;

(c)	its requisition of title or other compulsory acquisition by any Government Entity (whether de jure or de facto), but excluding requisition for use or hire not involving requisition of title; or

(d)

its capture, seizure, arrest, detention, or confiscation (including any requisition for hire) by a Government Entity or any other person and that deprives the relevant Guarantor of that Vessel or any charterer under the relevant Time Charter Party Agreement of the use of that Vessel, for more than 180 days after that occurrence.

Tranche means any of Tranche 1, Tranche 2 and Tranche 3.

Tranche 1 means that part of the Facility made available in respect of Vessel 1 in an amount up to the aggregate of each Lender’s Tranche Commitment for such tranche.

Tranche 2 means that part of the Facility made available in respect of Vessel 2 in an amount up to the aggregate of each Lender’s Tranche Commitment for such tranche.

Tranche 3 means that part of the Facility made available in respect of Vessel 3 in an amount up to the aggregate of each Lender’s Tranche Commitment for such tranche.

Tranche Commitment means, in respect of any Lender:

(a)	in respect of Tranche 1, the amount stated as its ‘Tranche 1 Commitment’;

(b)	in respect of Tranche 2, the amount stated as its ‘Tranche 2 Commitment’; and

(c)	in respect of Tranche 3, the amount stated as its ‘Tranche 3 Commitment’,

in each case as specified for such Lender in Schedule 7 (The Lenders, Notices, Commitments and Relevant Percentages) from time to time and to the extent not cancelled, reduced or transferred by such Lender in accordance with this Agreement.

Transaction Security means the Security created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 9 (Form of Transfer Certificate) with any amendments which the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Borrower.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under a Finance Document.

US Tax Obligor means:

(a)	a person which is resident for tax purposes in the United States of America; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States of America for US federal income tax purposes.

USD or US Dollars means the lawful currency of the United States of America.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).

Vessel means any of Vessel 1, Vessel 2, and Vessel 3.

Vessel 1 means the liquefied natural gas carrier Al Areesh (Hull No. 2239) owned or to be owned by Al Areesh L.L.C.

Vessel 2 means the liquefied natural gas carrier Al Daayen (Hull No. 2240) owned or to be owned by Al Daayen L.L.C.

Vessel 3 means the liquefied natural gas carrier Al Marrouna (Hull No. 2238) owned or to be owned by Al Marrouna L.L.C.

Vessel Consultant means Poten & Partners (UK) Ltd., or any one of Clarkson PLC, RS Platou LLP, E.A. Gibson Shipbrokers Limited, Fearnleys or MJLF & Associates as nominated by the Borrower or such other vessel consultant as may be agreed from time to time by the Borrower and the Facility Agent.

Vessel Flag means, in respect of a Vessel, the Original Flag or such other flag as may be selected by the applicable Guarantor with the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed).

Vessel Mortgage means a first priority mortgage granted by a Guarantor in favour of the Finance Parties in respect of the Vessel owned by such Guarantor.

Voluntary Prepayment Date has the meaning given to that term in Clause 11.3(b) (Voluntary prepayment).

Voluntary Prepayment Notice has the meaning given to that term in Clause 11.3(a) (Voluntary prepayment).

1.2	Interpretation

(a)

Except where the context otherwise requires, words denoting the singular shall include the plural and vice versa, words denoting a gender shall include every gender and references to persons shall include bodies corporate and unincorporated.

(b)	References to Clauses and Schedules are references to clauses and schedules of this Agreement.

(c)

The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

(d)	Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

(e)

References to a Party, a Finance Party, the Facility Agent, the Security Agent, a Lender, the Borrower, a Guarantor or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

(f)

References in this Agreement to any other agreements and documents shall be construed as references to such agreements or documents as amended, supplemented or restated, novated or replaced from time to time. References to an amendment include a supplement, novation, restatement or re-enactment and amended will be construed accordingly.

(g)

A period of time shall be construed as a reference to a period of time measured by the Gregorian calendar and all interest, costs, expenses, commission and fees under any Finance Document shall, subject to the provisions of Clause 9.6(c) (Accounts certifications and determinations), be calculated according to the Gregorian calendar. Unless stated otherwise, a reference to a time of day is a reference to Doha time.

(h)	Unless otherwise stated a reference to determines or determined means a determination made in the absolute discretion of the person making the determination, acting reasonably.

(i)

References in this Agreement to month or months mean a period beginning in one calendar month and ending in the relevant later calendar month on the day numerically corresponding to the day of the calendar month in which it started, provided that: (a) if the period started on the last Business Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Business Day in such later calendar month; and (b) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in such later calendar month but if there is no such Business Day it shall end on the preceding Business Day, and monthly shall be construed accordingly.

(j)	An Event of Default is continuing if it has not been waived and a Default is continuing if it has not been remedied or waived.

(k)

Any references in this Agreement to amounts or obligations owed to or by the Facility Agent shall be deemed to be references to amounts or obligations owed to or by the Facility Agent acting as agent on behalf of the Lenders.

(l)

References to “know your customer requirements” are the identification checks that the Facility Agent or a Lender requires in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer.

(m)

Any reference in this Agreement to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may from time to time be amended, modified, extended, consolidated, re-enacted or replaced.

(n)	Any references in this Agreement to including mean including without limitation.

1.3	Capacity of Parties

Where there are references in this Agreement to:

(a)	any Party; and

(b)	any obligations or liabilities of one or more such Parties,

these shall be strictly construed as references to any such person or (as the case may be) obligations or liabilities of any such person solely in its capacity as that Party.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of that Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to rescind or vary that Finance Document at any time.

1.5	Deed

The Parties intend that this Agreement will take effect as a deed notwithstanding that any Party may execute it under hand.

2.	FINANCE PARTIES’ RIGHTS AND OBLIGATIONS

2.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	FACILITY

3.1	The Facility

(a)

Subject to the terms and conditions of the Finance Documents, the Facility Agent, on behalf of the Lenders, hereby agrees to make available to the Borrower a term loan facility (the Facility) in an amount up to but not exceeding the aggregate of each Lender’s Tranche Commitments. The Facility shall be made available to the Borrower in three Tranches (being Tranche 1, Tranche 2 and Tranche 3 respectively). Each Tranche is available to the Borrower pursuant to the delivery by the Borrower of one or more Utilisation Requests in accordance with the terms of the Finance Documents in an amount (subject to the aggregate of all Tranche Commitments) in each case of up to but not exceeding the relevant Tranche Commitment.

(b)	Subject to the terms and conditions of the Finance Documents, the Borrower may issue multiple Utilisation Requests in respect of each Tranche during the Availability Period.

(c)	The Borrower agrees to use the proceeds of the Facility in the following manner:

(i)	to pay all fees due under the Finance Documents;

(ii)	to fund the Debt Service Reserve Account in accordance with Clause 17.15 (Debt Service Reserve Account);

(iii)	to repay or prepay any principal amount, accrued interest and break costs in respect of the Existing Facility;

(iv)

to pay any termination sum or other fees in connection with the termination of the Existing Facility, any lease arrangement or any hedging arrangement relating to any Vessel or any indebtedness relating to the financing of any Vessel;

(v)

to refund part of the equity contributions previously made to the Borrower or the owners of any Vessel (or their direct or indirect shareholders or equity holders) and/or the Guarantors or otherwise in relation to any Vessel;

(vi)

to fund the acquisition of (i) shares or any equivalent equity interest in any Vessel-owning entity that will, following such acquisition, be a wholly owned subsidiary of the Borrower or (ii) any Vessel that, following such acquisition, will be wholly owned by a wholly owned subsidiary of the Borrower; or (iii) any Time Charter Party Agreement or any time charter party purchase or novation agreement relating to a Vessel; and

(vii)	to make loans to any Guarantor, any Existing Borrower and Teekay Nakilat (II) Limited for any of the purposes set out in (i) to (vi) above.

(d)	No Finance Party is bound to monitor or verify the application of any utilisation of the Facility.

3.2	Automatic cancellation

Any unutilised portion of any Tranche Commitment shall be automatically cancelled at the end of the Availability Period.

3.3	Availability Period Extension

(a)

The Availability Period may, at the discretion of each of the Borrower and the Facility Agent (acting on the instructions of all the Lenders), be extended (an Availability Period Extension) up to and including 30 June 2015 if such an extension is required by the Borrower.

(b)

Should the Borrower require an Availability Period Extension, it shall provide a written request (an Availability Period Extension Request) to the Facility Agent at least 10 Business Days before the then scheduled expiry date of the Availability Period specifying the date to which the Borrower wishes the Availability Period to extend.

(c)

The Facility Agent shall, within five (5) Business Days of receipt of any such Availability Period Extension Request, confirm whether the requested Availability Period Extension shall be granted. If the Facility Agent does not respond within such period, the Availability Period Extension Request shall be deemed not to be granted.

(d)

If the Facility Agent confirms that an Availability Period Extension shall be granted, the Availability Period shall be extended to the date requested by the Borrower under the relevant Availability Period Extension Request.

(e)

If the Facility Agent does not grant an Availability Period Extension pursuant to an Availability Period Extension Request, the Availability Period shall end on the scheduled expiry date of the Availability Period before the Availability Period Extension Request was submitted.

(f)

In the case of any Availability Period Extension pursuant to this Clause 3.3: (i) the Borrower shall pay to the Facility Agent (for the account of each Lender) an extension fee in relation to the Availability Period Extension in an amount equal to 0.25% of the aggregate of each Lender’s Available Tranche Commitments in each case as at 31 January 2015 (the Availability Period Extension Fee); and (ii) if any Repayment Instalment in Schedule 3 (Amortisation Schedule) otherwise would have fallen due for payment before the First Repayment Date (as adjusted as a result of the Availability Period Extension) had the Availability Period Extension not been granted, Schedule 3 (Amortisation Schedule) shall be adjusted so that the amount of any such Repayment Instalment shall be added to the final Repayment Instalment and the number of Repayment Instalments will be reduced accordingly by removing such Repayment Instalments.

(g)	Any Availability Extension Fee pursuant to paragraph (f) shall be payable by the Borrower on or before 9 February 2015.

4.	CONDITIONS PRECEDENT DOCUMENTATION

4.1

The Borrower shall not be entitled to deliver the Initial Utilisation Request under this Agreement until the Facility Agent (acting on behalf of the Lenders) has received or waived the requirement to receive each of the documents and evidence set out in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall promptly notify the Borrower, in writing, upon being so satisfied.

4.2

The conditions specified in Clause 4.1 are inserted solely for the benefit of the Facility Agent (acting on behalf of the Lenders) and may be waived in whole or in part by the Facility Agent (acting on behalf of the Lenders).

5.	CONDITIONS OF UTILISATION

5.1	A Utilisation Request will not be regarded as having been duly completed unless it complies with the following conditions:

(a)	the proposed Utilisation Date is a Business Day falling within the Availability Period;

(b)	following the delivery of such Utilisation Request, there is (or would be), in respect of any tranche, no more than five (5) Loans outstanding under that Tranche at such time;

(c)	the amount specified in any Utilisation Request applicable to a particular Tranche shall not exceed the Available Tranche Commitment for that Tranche; and

(d)	the currency and amount of the Loan comply with Clause 5.2 (Currency and amount).

5.2	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of USD 5,000,000 and an integral multiple of USD 1,000,000 or, if less, the Available Tranche Commitment for the relevant Tranche; or

(ii)	such other amount as the Facility Agent may agree.

5.3	The Lenders will not be obliged to comply with Clause 6.1(c) (Utilisation Request) or Clause 6.2 (Lenders’ participation):

(a)	if a Default or an Event of Default is continuing or would result from the proposed Utilisation; and

(b)	unless each representation and warranty in:

(i)	Clause 15 (Representations and Warranties), other than Clause 15.7 (Deduction of Tax), Clause 15.8 (No filing or stamp taxes) and Clause 15.9 (No default); and

(ii)	clause 3 (Representations and Warranties) of each Guarantee, other than clause 3.7 (Deduction of Tax) and clause 3.8 (No filing or stamp taxes),

is true and correct in all material respects as at the Utilisation Date for the relevant Loan.

6.	UTILISATION

6.1	Utilisation Request

(a)	To utilise the Facility, the Borrower shall give to the Facility Agent a duly completed Utilisation Request:

(i)	in the case of the Initial Utilisation Request only, by no later than 12 p.m. (Doha time), on the day before the proposed Utilisation Date; and

(ii)	in the case of all other Utilisation Requests, by no later than 12 p.m. (Doha time), two (2) days before the proposed Utilisation Date.

(b)	Once given, a Utilisation Request will be irrevocable.

(c)

On the initial Utilisation Date specified in a duly completed Utilisation Request in respect of any Tranche, on or before the time that the proceeds of a Loan are to be transferred to the account of the Existing Lenders or any other third party as may be specified in the Utilisation Request, the Facility Agent shall, if requested by the Borrower, issue a payment undertaking to the Existing Lenders and/or any such third party in the form set out in Schedule 11 (Form of Payment Undertaking) together with an agreed form MT199 and MT103.

6.2	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date for such Loan through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan in respect of any Tranche will be equal to the proportion borne by its Available Tranche Commitment in respect of that Tranche to the aggregate Available Tranche Commitment of each Lender in that Tranche immediately prior to making the Loan.

(c)

The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan promptly following the delivery by the Borrower of a duly completed Utilisation Request.

(d)	No Lender is obliged to participate in a Loan in respect of any Tranche if, as a result:

(i)	its participation in the Loans applicable to that Tranche would exceed its Tranche Commitment in respect of that Tranche; or

(ii)	the Loans would exceed the aggregate of each Lender’s Tranche Commitment in respect of that Tranche.

7.	REPAYMENT

7.1	Repayment of Loans

The Borrower shall repay the Loans made to it in instalments by repaying on each Repayment Date on and from the First Repayment Date the Repayment Instalment applicable to such Repayment Date being an amount equal to the percentage of the aggregate principal amount of all Loans outstanding under each Tranche on and including the last date of the Availability Period set out opposite that Repayment Date in Schedule 3 (Amortisation Schedule), provided that such Repayment Instalments shall be reduced by any pre-payments in accordance with Clause 11.6 (Application of pre-payments).

7.2	Termination Date

The Loans must be repaid in full on the Termination Date.

8.	REBORROWING

The Borrower may not reborrow any part of the Facility that is repaid.

9.	COSTS OF UTILISATION

9.1	Interest and other amounts

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Margin; and

(ii)	LIBOR.

(b)	The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

(c)	The Facility Agent shall promptly notify the Borrower of the determination of a rate of interest under this Agreement once determined in accordance with paragraph (a) above.

(d)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.2	Interest Periods

(a)	Each Interest Period for a Loan shall start on the Utilisation Date for that Loan or (if already made) on the last day of its preceding Interest Period.

(b)

Each Interest Period for a Loan shall end on the earlier of (i) the date falling three (3) months from the date referred to in paragraph (a) above; (ii) the last day of the Interest Period of any then outstanding Loan; and (iii) the next occurring Repayment Date.

(c)

If an Interest Period would otherwise end on a day that is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(d)	If an Interest Period would otherwise overrun the Termination Date, it will be shortened so that it ends on the Termination Date.

9.3	Inability to determine rates

Where LIBOR is to be calculated on any Loan by reference to the Reference Banks but no Reference Bank supplies a rate when required to do so under this Agreement:

(a)	the Facility Agent must promptly notify the Borrower and the Lenders of such market disruption event; and

(b)	the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the aggregate of:

(i)	the Margin; and

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable but by no later than the date when interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

9.4	Break Costs

(a)

The Borrower shall, within three (3) Business Days of demand by the Facility Agent, pay its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent in accordance with paragraph (a), provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

9.5	Currency of account

All payments by the Borrower under the Finance Documents must be paid in US Dollars. Any payments by the Borrower relating to costs, losses, expenses or Taxes may, at the request of the Facility Agent, be made in the currency in which the relative costs, losses, expenses or Taxes were incurred. Any currency exchange for the purposes of this Clause 9.5 shall be undertaken at the Spot Rate of Exchange.

9.6	Accounts certifications and determinations

(a)

Any certification or determination by any Administrative Agent of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

(b)	Accounts maintained by the Facility Agent in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

(c)	Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

9.7	Set-off

Except as expressly provided to the contrary in the Finance Documents, all payments (including each Repayment Instalment) by the Borrower under any Finance Document shall be made in full without any set-off or counterclaim.

10.	DEFAULT INTEREST

10.1

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate that, subject to Clause 10.2 below, is one per cent. higher than the rate that would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 10.1 shall be immediately payable by the Borrower on demand by the Facility Agent.

10.2	If any overdue amount consists of all or part of a Loan that became due on a day that was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate that would have applied if the overdue amount had not become due.

10.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.	PREPAYMENT

11.1	Mandatory prepayment – Illegality

(a)

If, having taken such mitigating steps reasonably available to it (including pursuant to Clause 30.1(c)(Mitigation), it is unlawful in any applicable jurisdiction for any Lender to perform any of its obligations under a Finance Document or to fund or maintain its participation in any Loan and that Lender has notified the Facility Agent of that fact, the Facility Agent shall notify the Borrower promptly that:

(i)

the Borrower shall pay or prepay the participation of that Lender in each Loan (together with, for the avoidance of doubt, that Lender’s proportion of the accrued interest and any Break Costs for that Loan) on the date specified in Clause 11.1(b); and

(ii)	all Tranche Commitments of that Lender shall be immediately cancelled.

(b)	The date for payment or prepayment of the participation of a Lender in a Loan shall be:

(i)	the last day of the current Interest Period of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under Clause 11.1(a), which shall not be earlier than the last day of any applicable grace period allowed by law.

11.2	Right of prepayment and cancellation of a single Lender

(a)	If the Borrower is, or shall be, required to pay to a Lender (or to the Facility Agent for the account of that Lender):

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	a FATCA Deduction,

the Borrower may, while the requirement continues, give notice to the Facility Agent requesting payment or prepayment and cancellation in respect of that Lender.

(b)	After notification under Clause 11.2(a):

(i)	the Borrower shall pay or prepay the participation of that Lender in each Loan on the date specified in Clause 11.2(c); and

(ii)	all Tranche Commitments of that Lender shall be immediately cancelled.

(c)	The date for payment or prepayment of the participation of that Lender in each Loan shall be:

(i)	the last day of the current Interest Period for that Loan; or

(ii)	if earlier, the date specified by the Borrower in the notification under Clause 11.2(a).

11.3	Voluntary prepayment

(a)

The Borrower may, by notice in writing to the Facility Agent, inform the Facility Agent of its desire to make a voluntary prepayment of a Loan in respect of any Tranche in full or in part prior to the relevant Repayment Date (a Voluntary Prepayment Notice).

(b)

A Voluntary Prepayment Notice given by the Borrower must be given no less than five (5) Business Days prior to the proposed date for the voluntary prepayment of all or part of the Loan (the Voluntary Prepayment Date).

(c)	Any voluntary prepayment under this Clause 11.3 shall, if only reducing the Facility or any Tranche in part, be in a minimum amount of USD 5,000,000 or any integral multiple thereof.

(d)

A Voluntary Prepayment Notice shall be effective only upon receipt by the Facility Agent, shall be irrevocable and shall oblige the Borrower to pay the relevant Loan in full or in part (as the case may be and as specified in the Voluntary Prepayment Notice) on the Voluntary Prepayment Date.

(e)	Any purported Voluntary Prepayment Notice that does not comply with the requirements of this Clause 11.3 shall not be valid and the Facility Agent shall not be obliged to take any notice thereof.

11.4	Mandatory prepayment – Charterer option to purchase a Vessel

If Ras Laffan exercises its rights pursuant to the Time Charter Party Agreement in respect of a Vessel to purchase (either itself or through a nominee) such Vessel (the Purchase Option Vessel) then, provided the Borrower provides the notice referred to in Clause 16.8(a) (Notifications under Time Charter Party Agreements) to the Facility Agent not less than 30 days prior to the proposed date for sale of such Purchase Option Vessel to Ras Laffan:

(a)

on or before the date for sale of such Purchase Option Vessel to Ras Laffan, the Borrower shall make, or procure the making of, a payment or prepayment in full of the aggregate Loans then outstanding in respect of the Tranche to which such Purchase Option Vessel relates; and

(b)

on the same day as payment or prepayment (as applicable) is made pursuant to paragraph (a), the Security Agent shall, pursuant to Clause 26 (Releases of Security), release any Transaction Security in respect of the Purchase Option Vessel and otherwise do all things necessary to enable the applicable Guarantor to deliver the Purchase Option Vessel to Ras Laffan free of all Transaction Security.

11.5	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under Clause 11.2 (Right of prepayment and cancellation of a single Lender) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	The Borrower shall not prepay any Loan or cancel all or part of the Facility except at the times and in the manner expressly provided for in this Agreement.

(c)	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

(d)	The Borrower may not reborrow any part of the Facility that is prepaid.

11.6	Application of pre-payments

Any partial pre-payment of any Loan pursuant to Clauses 11.1 (Mandatory prepayment – Illegality) or 11.2 (Right of prepayment and cancellation of a single Lender) shall satisfy the obligations of the Borrower under Clause 7 (Repayment) pro rata. Any partial pre-payment of any Tranche pursuant to Clause 11.3 (Voluntary Prepayment) or any prepayment pursuant to Clauses 11.4 (Mandatory prepayment – Charterer option to purchase a Vessel) shall satisfy the obligations of the Borrower under Clause 7 (Repayment) and in respect of such Tranche in order of their scheduled occurrence.

12.	TAX GROSS-UP AND INDEMNITY

12.1

All payments to be made by the Borrower to any Finance Party under any Finance Document shall be made free and clear of and without Tax Deduction unless the Borrower is required to make such a payment subject to the deduction or withholding of any Tax, in which case the sum payable by the Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the relevant Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

12.2

A payment shall not be increased if on the date on which the payment falls due, the payment could have been made to a Finance Party without a Tax Deduction if either (i) that Finance Party had complied with its obligations at Clause 12.3 or Clause 30.1(a) (Mitigation) or (ii) the Facility Office of that Finance Party was in Qatar.

12.3	If the Borrower is required to make a FATCA Deduction:

(a)	the Borrower must make the FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

(b)

the amount of the payment due from the Borrower will be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required;

(c)

the Borrower must, promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction), notify the Facility Agent accordingly; and

(d)

within 30 days of making that FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower must deliver to the Facility Agent evidence reasonably satisfactory to the Facility Agent that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

12.4	Clause 12.3 shall only apply if and to the extent the Borrower becomes a FATCA FFI or a US Tax Obligor.

12.5	Each Finance Party and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make the payment without a Tax Deduction.

12.6

Each Finance Party shall notify the Facility Agent (and the Facility Agent shall so notify the Borrower) promptly upon that Finance Party becoming aware of any Tax Deduction or FATCA Deduction being required or that there is any change in the rate or the basis of a Tax Deduction or FATCA Deduction in respect of a payment payable to it or by it.

12.7

The Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Finance Document.

12.8	Clause 12.7 shall not apply:

(a)	with respect to any Tax assessed on a Lender:

(i)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Lender’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clauses 12.1 to 12.6 (inclusive) or Clause 13.1(b) (FATCA Deduction by a Finance Party);

(ii)	would have been compensated for by an increased payment under Clauses 12.1 to 12.6 (inclusive) but was not so compensated solely because one of the exclusions in Clause 12.2 applied; or

(iii)

is compensated for by a payment under Clause 13.1(d) (FATCA Deduction by a Finance Party) (or would have been compensated for by a payment under Clause 13.1(d) (FATCA Deduction by a Finance Party) but was not so compensated because of the exclusion in Clause 13.1(e)) (FATCA Deduction by a Finance Party).

12.9

If the Borrower makes a payment pursuant to either Clause 12.1 or Clause 12.7 (for the purposes of this Clause 12.9 a Tax Payment) and the relevant Finance Party obtains a credit against, relief or remission for, or repayment of, any Tax attributable to the payment or deduction or withholding to which such Tax Payment relates, the Finance Party shall pay an amount to the Borrower which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Borrower not made the applicable Tax Payment.

13.	FATCA APPLICATION

13.1	FATCA Deduction by a Finance Party

(a)

Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party is required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. If a Finance

Party becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) it must notify that Party and the Facility Agent.

(b)

If the Facility Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under the Finance Documents that relates to a payment by the Borrower, the amount of the payment due from the Borrower will be increased to an amount that (after the Facility Agent has made such FATCA Deduction), leaves the Facility Agent with an amount equal to the payment that would have been made by the Facility Agent if no FATCA Deduction had been required.

(c)

The Facility Agent must promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under the Finance Documents that relates to a payment by the Borrower (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and relevant Finance Party.

(d)

Subject to paragraph (e), the Borrower must (within three (3) Business Days of demand by the Facility Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph does not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)	Paragraph (d) shall only apply if and to the extent the Borrower becomes a FATCA FFI or a US Tax Obligor.

(f)

A Finance Party making, or intending to make, a claim under paragraph (d) above must promptly notify the Facility Agent of the FATCA Deduction that will give, or has given, rise to the claim, following which the Facility Agent must notify the Borrower.

(g)	A Finance Party must, on receiving a payment from the Borrower under this Clause, notify the Facility Agent.

13.2	Tax Credit and FATCA

If the Borrower makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained and used that Tax Credit,

then that Finance Party must pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Borrower.

14.	FATCA INFORMATION

14.1	FATCA confirmation

(a)	Subject to paragraph (c) below, each Party must, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under relevant US Treasury regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party must notify that other Party promptly.

(c)

A Finance Party is not obliged to do anything under paragraph (a) above, and no other Party is obliged to do anything under paragraph (a)(iii) above, in each case, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

14.2	Failure to confirm FATCA status

If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 14.1(a) above (including, for the avoidance of doubt, where Clause 14.1(c) (FATCA confirmation) applies), then:

(a)

if that Party failed to confirm whether it is (or remains) a FATCA Exempt Party then such Party is to be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party; and

(b)

if that Party failed to confirm its applicable “passthru payment percentage” then such Party is to be treated for the purposes of the Finance Documents (and payments made under them) as if its applicable passthru percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 15 to each Finance Party on the dates set out in Clause 15.14 (Time for making representations and warranties) and acknowledges that each Finance Party has entered into this Agreement in reliance on those representations and warranties.

15.1	Status

(a)	It is a limited liability company formed and validly existing under the laws of the Republic of the Marshall Islands.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

15.2	Binding obligations

The obligations expressed to be assumed by it in the Finance Documents to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

15.3	Execution of the Finance Documents

The execution and entry into by it of the Finance Documents to which it is a party and the exercise of its rights and performance of its obligations thereunder do not and will not conflict with:

(a)	its constitutional documents;

(b)	any law or regulation applicable to it; or

(c)	any obligations to which it is subject under any agreement or instrument binding upon it or its assets, where such conflict would have a Material Adverse Effect.

15.4	Power and authority

It has the power to enter into, perform and deliver those Finance Documents to which it is a party and all corporate and other action required to authorise the entry into, performance and delivery of those Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party;

(b)	to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable; and

(c)	to make the Finance Documents to which it is a party admissible in evidence in the Republic of the Marshall Islands,

where already required, have been obtained or effected and are in full force and effect or, where not yet required, will be promptly obtained or effected by the time required.

15.6	Governing law and enforcement

(a)	In respect of each Finance Document to which it is a party, any:

(i)	irrevocable submission under such Finance Document to the jurisdiction to which such agreement is stated to be subject;

(ii)	agreement as to the governing law of such Finance Document; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

is legal, valid and binding under the laws of the Republic of the Marshall Islands.

(b)

The courts of the Republic of The Marshall Islands should recognise as valid and enforce any judgment obtained by a Finance Party against the Borrower in the court of a foreign country without a retrial on the merits provided that (i) the judgment is for a sum of money and is final in the jurisdiction granting the judgment, (ii) the court granting the judgment had jurisdiction under the laws of the place where it sat and the judgment does not offend principles of the Republic of The Marshall Islands as to due process, propriety or public order, and (iii) the defendant was actually present in person or by duly appointed representative and the judgment does not constitute in effect a default judgment.

15.7	Deduction of Tax

As at the date of this Agreement, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

15.8	No filing or stamp taxes

As at the date of this Agreement, except in respect of the registration of the Account Pledge Agreement in Qatar and the registration of the Vessel Mortgages at the Bahamas Maritime Authority, it is not necessary, under the laws of the Republic of the Marshall Islands, that the Finance Documents, be filed, recorded or enrolled with any court or other authority in such jurisdiction, or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

15.9	No default

As at the date of this Agreement, no Default is continuing or will result from the entry into or performance of any transaction contemplated by any Finance Document to which it is a party.

15.10	Financial statements

The most recent financial statements of the Borrower have been prepared in accordance with IFRS consistently applied and give a true and fair view of its financial condition and operations during the relevant financial year.

15.11	No material proceedings

As far as it is aware, no action or administrative proceeding of or before any court or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has been started or threatened against it (other than any legal proceedings which could not reasonably be expected to be adversely determined against it).

15.12	No winding-up or bankruptcy

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, bankruptcy, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

15.13	Pari passu ranking

Its payment obligations under the Finance Documents to which it is party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by the law of the Republic of the Marshall Islands applying to companies registered in the Republic of the Marshall Islands generally.

15.14	Time for making representations and warranties

(a)	Subject to paragraph (c), the representations and warranties set out in this Clause 15 are made by the Borrower on the date of this Agreement.

(b)

Subject to paragraph (c), each representation and warranty set out in this Clause 15 (other than those contained in Clauses 15.7 (Deduction of tax), 15.8 (No filing or stamp taxes), and 15.9 (No default)) is deemed to be repeated by the Borrower on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period by reference to the facts and circumstances existing at the time of such repetition.

(c)

The representation and warranty set out in Clause 15.10 (Financial statements) shall not be made until the date on which audited financial statements are first delivered in accordance with Clause 16.1 (Financial statements) and shall be made on such date and thereafter shall be deemed to be repeated on each relevant subsequent date in accordance with paragraph (b).

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

16.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year.

16.2	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrower pursuant to Clause 16.1 (Financial statements) shall be certified by an authorised signatory of the Borrower as giving a true and fair view of its financial condition as at the date at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 16.1 (Financial statements) is prepared using IFRS consistently applied.

(c)

The Borrower shall ensure that each set of financial statements delivered pursuant to Clause 16.1 (Financial statements) is audited by a reputable international firm of accountants and, in respect of each set of financial statements delivered after the first set of such financial statements delivered in accordance with Clause 16.1 (Financial statements) is prepared using accounting policies, practices, procedures and reference periods consistent with those applied in the preparation of the first set of financial statements delivered pursuant to Clause 16.1, unless, in relation to any such set of financial statements, the Borrower notifies the Facility Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference periods and the auditors to the Borrower provide:

(i)

a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which any previous financial statements of the Borrower were prepared; and

(ii)

sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable it to make an accurate comparison between the financial position indicated by those financial statements and any previous financial statements of the Borrower, any such reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the first financial statements of the Borrower were prepared.

16.3	Information: miscellaneous

The Borrower shall supply to the Facility Agent, promptly upon becoming aware of them, details of:

(a)

any litigation, arbitration or proceedings brought against it by any governmental, ministerial or administrative body which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect;

(b)	any Environmental Claim which is current, pending or threatened against it which might, if adversely determined, have a Material Adverse Effect;

(c)	any suspension, revocation or modification of any Environmental Approval;

(d)	the occurrence of any accident, casualty or other event which has resulted in or may result in a Vessel being or becoming a Total Loss;

(e)	the levy of distress on a Vessel or its arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use;

(f)	a condition of class applied by the applicable Classification Society which has not been satisfied by the date specified in such condition;

(g)	any collision or grounding of a Vessel;

(h)	a Vessel being detained by any port, governmental or quasi-governmental authority for a period of more than 30 consecutive days;

(i)	any refusal by the flag state or the applicable Classification Society to issue or withdraw any trading certification of a Vessel; and

(j)	any material damage of or to a Vessel.

16.4	Notification of default

The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by a Guarantor).

16.5	Annual Market Valuation Report

The Borrower shall supply to the Facility Agent a Market Valuation Report with respect to each Vessel within 180 days from the financial year end of the applicable Guarantor, such obligation to commence on and from the Initial Utilisation Date.

16.6	Annual Compliance Certificate

The Borrower shall supply to the Facility Agent a Compliance Certificate in the form set out in Part 1 of Schedule 6 (Compliance Certificate) signed by two directors of the Borrower within 180 days from the financial year end of the Borrower.

16.7	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(b)	any change in the status of the Borrower after the date of this Agreement,

obliges the Facility Agent to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

16.8	Notifications under Time Charter Party Agreements

The Borrower shall supply to the Facility Agent, a copy of:

(a)

any notice received by any Obligor from Ras Laffan in respect of any exercise by Ras Laffan of its option pursuant to the Time Charter Party Agreement in respect of a Vessel to purchase such Vessel; and

(b)	any notice of default issued or received by any Obligor in respect of any Time Charter Party Agreement,

promptly upon receipt of such notice by the Borrower.

17.	OTHER UNDERTAKINGS

Except as otherwise stated in this Clause 17, the undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents. Each Party agrees that nothing in this Clause 17 shall prevent the Guarantors from purchasing or otherwise acquiring the Vessels and the Time Charter Party Agreements and any Management Agreements in respect of the Vessels and each of the undertakings in this Clause 17 shall be construed accordingly.

17.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply copies (certified by an authorised signatory of the Borrower) to the Facility Agent of,

any Authorisation required under any law or regulation of the Republic of the Marshall Islands to enable it to perform its obligations under the Finance Documents to which it is party and to ensure the legality, validity, enforceability or admissibility in evidence in the Republic of the Marshall Islands of any Finance Document to which it is party.

17.2	Permitted purpose

The Borrower shall procure that the proceeds of the Facility are applied only in accordance with Clause 3.1(c) (The Facility).

17.3	Compliance with laws

The Borrower shall comply in all respects with all laws and regulations (including all Environmental Laws) to which it may be subject that are applicable to carrying on its business, if failure so to comply would have a Material Adverse Effect.

17.4	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any Borrower Security Property.

(b)

Paragraph (a) does not apply to the Transaction Security, any other Security entered into pursuant to any Finance Document or, during the period ending on the initial Utilisation Date for a Tranche, the Existing Security in respect of the Vessel to which that Tranche relates.

17.5	Disposals

The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset where such transaction would result in the Borrower being in breach of the financial covenant under Clause 17.16 (Financial covenant).

17.6	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction other than pursuant to a solvent corporate restructuring.

17.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

17.8	Acquisition of assets

Except as otherwise expressly permitted by the Finance Document, the Borrower shall not acquire any asset where such acquisition would result in the Borrower being in breach of the requirements of Clause 17.12(b)(v) (Financial Indebtedness).

17.9	Constitutional documents

The Borrower shall not agree to or permit any amendment to its constitutional documents, if such amendment would have a Material Adverse Effect.

17.10	Loans and guarantees

(a)

The Borrower shall not make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to the granting of any guarantee or indemnity which is:

(i)	permitted to be granted pursuant to Clause 17.12 (Financial Indebtedness);

(ii)	given in respect of the chartering arrangements for any Vessel; or

(iii)

given in respect of the payment or performance obligations of any Obligor under any contract or other agreement entered into by it in the ordinary course of its business to the extent that such obligations do not constitute Financial Indebtedness.

(c)	Paragraph (a) does not apply to the making of any loans:

(i)	which are made by the Borrower to another Obligor or any other Subsidiary of the Borrower; or

(ii)	which are loans made to a direct or indirect shareholder or equity holder of the Borrower.

17.11	Taxation

The Borrower shall duly and punctually pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld), where any failure to pay such Taxes would have a Material Adverse Effect.

17.12	Financial Indebtedness

(a)	The Borrower shall not incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to any Financial Indebtedness listed below (Permitted Financial Indebtedness):

(i)	Financial Indebtedness incurred under, or that is expressly contemplated by, any Finance Document, Time Charter Party Agreement, or management agreement relating to a Vessel;

(ii)	Financial Indebtedness incurred under any hedging arrangement entered into by any Obligor;

(iii)

any bond, performance bond, letter of credit, guarantee or other assurance against loss (and any corresponding indemnity or reimbursement obligation) issued by or on behalf of the Borrower in the ordinary course of its business;

(iv)	subject to paragraph (c), Financial Indebtedness incurred either (A) with another Obligor; or (B) on a subordinated basis with a direct or indirect shareholder or equity holder of the Borrower;

(v)

subject to paragraph (c), Financial Indebtedness incurred as a result of, or in connection with, the acquisition of any vessel (the Relevant Asset) or the acquisition of any Subsidiary which owns, or is established to own, a Relevant Asset (the Relevant Subsidiary), provided that prior to incurring such Financial Indebtedness (the Relevant Indebtedness), the Borrower has provided a certificate (signed by a director or officer) addressed to the Facility Agent:

(A)

confirming that the amount of Relevant Indebtedness, when aggregated with any existing Financial Indebtedness relating to the Relevant Asset or the Relevant Subsidiary (as applicable) is no greater than 90% of the purchase price paid by the Borrower for the Relevant Asset or the shares or equivalent equity interest in in the Relevant Subsidiary (as applicable); and

(B)	setting out in reasonable detail the calculations upon which the Borrower is making the confirmation referred to in paragraph (A);

(vi)

subject to paragraph (c), Financial Indebtedness (the Refinancing Indebtedness) incurred as a result of, or in connection with, the refinancing of any existing Financial Indebtedness relating to any vessel owned by any Subsidiary of the Borrower, other than a Guarantor, (the Applicable Asset), (including any refinancing of any Financial Indebtedness under any facility or document entered into in accordance with paragraph (b)(v)), provided that prior to incurring such Financial Indebtedness, the Borrower has provided a certificate (signed by a director or officer) addressed to the Facility Agent:

(A)

confirming that the amount of Refinancing Indebtedness, when aggregated with any existing Financial Indebtedness relating to the Applicable Asset, is no greater than 90% of the value of the Applicable Asset (to be determined by reference to valuations of the Applicable Asset to be obtained at or about the time of financial close of the Refinancing Indebtedness); and

(B)	setting out in reasonable detail the calculations upon which the Borrower is making the confirmation referred to in paragraph (A); or

(vii)	Financial Indebtedness incurred with the prior written consent of the Facility Agent.

(c)

In the case of Financial Indebtedness incurred pursuant to paragraph (b)(iv), (b)(v) or (b)(vi) the claims of the Facility Agent under this Agreement will at all times rank at least pari passu with the claims of any unsecured and unsubordinated creditors in relation to such Financial Indebtedness save to the extent that such claims are mandatorily preferred by law applying to companies generally.

17.13	Subsidiaries

The Borrower shall not create or acquire any Subsidiary after the date of this Agreement where the creation or acquisition of such Subsidiary would result in the Borrower being in breach of the requirements of Clause 17.12(b)(v) (Financial Indebtedness).

17.14	Change of ownership

(a)	The Borrower shall not sell or otherwise dispose of its limited liability company interest in any Guarantor.

(b)	The Borrower shall hold 100% of the limited liability company interests in each Guarantor.

(c)	The Borrower shall procure that Qatar Gas Transport Company Ltd. (Nakilat) holds, directly or indirectly, no less than 30% of the equity interest in the Borrower.

17.15	Debt Service Reserve Account

(a)	On and from the Initial Utilisation Date, the Borrower shall:

(i)	open and maintain the Debt Service Reserve Account; and

(ii)

subject to paragraphs (b), (c) and (d) ensure that at all times such account is funded in an amount equal to the aggregate principal amount of the Loans repayable on the next Repayment Date (the Required DSRA Balance).

(b)

In respect of the final Repayment Date, the Required DSRA Balance shall not increase and shall remain as an amount equal to the principal amount of debt service payable on the Repayment Date immediately prior to the final Repayment Date.

(c)

The Facility Agent may instruct the Security Agent to deduct from the Debt Service Reserve Account any portion of a Repayment Instalment that is due and unpaid and the Facility Agent shall apply such amounts to the payment of such portion of the relevant Repayment Instalment. The Borrower shall ensure that the Debt Service Reserve Account is funded in an amount equal to the Required DSRA Balance by no later than the earlier of:

(i)	the next Repayment Date; and

(ii)	the date falling 10 Business Days after such deduction.

(d)	The Borrower may not withdraw any amounts from the Debt Service Reserve Account without the prior written consent of the Facility Agent.

17.16	Financial covenant

(a)

In this Clause, Security Value means the aggregate of the market value of each Vessel (determined in accordance with the most recent Market Valuation Reports for the Vessels supplied to the Facility Agent at that time in accordance with Clause 16.5 (Annual Market Valuation Report) or paragraph (f) below).

(b)

The Borrower shall ensure that the Security Value is at least 110 per cent. of the aggregate of all Loans then outstanding and interest then due on such Loans calculated in accordance with Clause 9 (Costs of Utilisation) (the Minimum Security Percentage).

(c)	If the Minimum Security Percentage is not met at any time, the Borrower may not:

(i)	declare, make or pay any dividend or other distribution (each a Distribution) (or interest on any unpaid Distribution) (whether in cash or in kind) on or in respect of its capital;

(ii)	repay or distribute any dividend;

(iii)

pay any management, advisory or other fee to or to the order of any of its shareholders or equity holders other than any fees and operating costs and expenses payable in accordance with the terms (as at the date of this Agreement) of any Management Agreement or corporate services agreement relating to a Vessel; or

(iv)	redeem, repurchase, return or repay any of its capital or resolve to do so,

until such time as the Minimum Security Percentage has been restored. Such failure to meet the Minimum Security Percentage shall not be deemed a Default or an Event of Default for the purpose of any Finance Document.

(d)	The Borrower may restore the Minimum Security Percentage by:

(i)	providing additional Security in favour of the Security Agent acceptable to the Facility Agent;

(ii)	making a voluntary prepayment in an amount such that the provisions of this Clause 17.16 are complied with when re-calculated on a pro forma basis; or

(iii)

in the event of a termination of a Time Charter Party Agreement, by entering into a replacement time charter or other employment in form and substance satisfactory to the Facility Agent, acting reasonably, for which purposes the Borrower shall deliver an updated Market Valuation Report (on a “with charter” basis) in respect of any Vessel which is the subject of such replacement time charter or other employment.

(e)

Except in respect of any restoration of the Minimum Security Percentage, which may be demonstrated by the Borrower at any time, and except in respect of a termination of any Time Charter Party Agreement as set out in paragraph (f), the covenant set out in paragraph (b) will be tested on an annual basis by reference to the Compliance Certificate delivered in accordance with Clause 16.6 (Annual Compliance Certificate) and the Market Valuation Reports provided in accordance with Clause 16.5 (Annual Market Valuation Report).

(f)

The covenant set out in paragraph (b) additionally will be tested upon a termination of any Time Charter Party Agreement prior to its scheduled termination date by reference to a Compliance Certificate in the form set out in Part 2 of Schedule 6 (Compliance Certificate) delivered by the Borrower within 10 days of such termination, for which purposes the Borrower shall simultaneously deliver an updated Market Valuation Report (such report to take into account the Time Charter Party Agreement termination) in respect of any Vessel which is the subject of such Time Charter Party Agreement termination.

17.17	Vessel undertakings

The Borrower shall procure that:

(a)

subject to paragraph (b), the Required Insurances for each Vessel are maintained on substantially the same terms (including as to governing law) as the Required Insurances for that Vessel existing as at the date of this Agreement (the Existing Insurances);

(b)	the Required Insurances for each Vessel are in the Required Insurance Amount applicable to that Vessel;

(c)	the Required Insurances for each Vessel are placed through commercially reputable brokers and with commercially reputable underwriters or insurance companies;

(d)	the Required Insurances include a loss payable clause in substantially the same form as provided in the Existing Insurances;

(e)	each Vessel’s classification and registration is maintained under the Vessel Flag;

(f)	nothing is done or omitted to be done by any party by which the registration of its Vessel would or might be defeated or imperilled;

(g)	each Vessel (including the operation thereof) complies with all Applicable Laws if failure so to comply would have a Material Adverse Effect;

(h)	each Vessel is maintained in good working order and repair (ordinary wear and tear excepted);

(i)	each Vessel is surveyed from time to time as required by the Classification Society in which that Vessel is entered at that time;

(j)

the classification of each Vessel is maintained with the applicable Classification Society or any other recognised classification society including, without limitation, American Bureau of Shipping and Det Norske Veritas), free of all overdue requirements and overdue recommendations;

(k)

all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in a manner (both as regards workmanship and quality of materials) that does not diminish materially the value of the applicable Vessel;

(l)	each Vessel is managed in accordance with customary industry standards;

(m)

all debts and other liabilities that may give rise to a lien (other than any lien permitted pursuant to the terms of any Guarantee) or claim enforceable against a Vessel are promptly paid and discharged; and

(n)	each Guarantor complies with its obligations under the Time Charter Party Agreement to which it is a party if failure so to comply would have a Material Adverse Effect;

in each case, from the date of the acquisition of each Vessel by the applicable Guarantor and only for so long as each Vessel is owned by a Guarantor.

17.18	Account Pledge and legal opinions

Within ninety (90) days of the date of this Agreement, the Borrower shall:

(a)	ensure that the Account Pledge has been executed and perfected in accordance with the requirements of Qatari law; and

(b)

procure the delivery of legal opinions in respect of the Account Pledge from the Lender’s Qatari counsel and the Lender’s Marshall Islands counsel addressed to the Finance Parties in form and substance satisfactory to the Facility Agent.

17.19	Insurance report

Within thirty (30) days of the date of this Agreement, the Borrower shall procure, at its own cost and expense, that the Facility Agent receives a final insurance report in respect of the Required Insurances for each Vessel reasonably satisfactory to the Facility Agent prepared by Bankserve or any other advisor acceptable to the Facility Agent.

17.20	Opening balance sheet

Within ninety (90) days of the date of this Agreement, the Borrower shall provide a copy of its unaudited opening balance sheet.

17.21	Amendment of a Time Charter Party Agreement

The Borrower shall procure that no Time Charter Party Agreement is amended without consent of the Facility Agent, where such amendment would have a Material Adverse Effect.

17.22	Vessel deliverables

The Borrower shall procure that each Guarantor delivers the documentation set out in Schedule 12 (Vessel Deliverables) within the applicable time periods specified in such Schedule.

18.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 18 (other than Clause 18.12 (Acceleration) is an Event of Default.

18.1	Non-payment

An Obligor does not pay on or before the date falling ten (10) Business Days after the due date any amount payable by it pursuant to a Finance Document at the place and in the currency in which such amount is expressed to be payable.

18.2	Account Pledge, legal opinions and insurance report

Any requirement of:

(a)	Clause 17.18 (Account Pledge and legal opinions);

(b)	Clause 17.19 (Insurance report);

(c)	Clause 17.20 (Opening balance sheet); or

(d)	Clause 17.22 (Vessel Deliverables),

is not satisfied.

18.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment), Clause 17.18 (Account Pledge and legal opinions), Clause 17.19 (Insurance report), Clause 17.20 (Opening balance sheet), Clause 17.22 (Vessel Deliverables), Clause 18.4 (Termination of Vessel registration), Clause 18.5 (Misrepresentation) or Clause 17.16(b) (Financial covenant)) and such failure is not remedied within 30 days of the earlier of (i) the Facility Agent giving notice to the Borrower of such non-compliance and (ii) any Obligor becoming aware of the failure to comply provided that if such failure to comply cannot be remedied within such 30 day period, and the Obligor has taken steps to remedy such non-compliance, 60 days, from the earlier of (i) the Facility Agent giving notice to the Borrower of such non-compliance and (ii) any Obligor becoming aware of the failure to comply.

18.4	Termination of Vessel registration

The registration of a Vessel is terminated, unless such termination is remedied within 60 days of the termination.

18.5	Misrepresentation

Any representation made under a Finance Document is or proves to have been inaccurate or misleading in any material respect when made, provided that no breach of this Clause 18.5 shall occur if the fact which caused the applicable representation to be inaccurate or misleading is rectified within a period of 60 days of the earlier of receipt by the Borrower of notice of such misrepresentation from the Facility Agent and any Obligor becoming aware of the misrepresentation.

18.6	Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due (after the expiry of any originally applicable grace period).

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)

No Event of Default will occur under this Clause 18.6 if the aggregate amount of all such Financial Indebtedness as described in this Clause 18.6 is less than USD 15,000,000 (or its equivalent in other currencies).

18.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due; or

(ii)	suspends making payments on any of its debts due to it being unable to pay its debts.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor.

18.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in any jurisdiction in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(c)	the appointment of a liquidator, receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(d)	enforcement of any Security over any asset of an Obligor having an aggregate value of at least USD 10,000,000,

excluding in each case: (i) any frivolous or vexatious petition for winding up presented by a creditor which is being contested in good faith or (ii) any proceedings that are discharged, stayed or dismissed within 60 days of commencement.

18.9	Analogous events

Any event occurs which under the laws of any jurisdiction has a similar or analogous effect to any of those events mentioned in Clauses 18.7 (Insolvency) and 18.8 (Insolvency proceedings) excluding in each case: (i) any frivolous or vexatious petition for winding up presented by a creditor which is being contested in good faith or (ii) any proceedings that are discharged, stayed or dismissed within 60 days of commencement.

18.10	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its payment obligations under the Finance Documents to which it is a party.

18.11	Repudiation

Any Obligor repudiates or terminates a Finance Document or evidences an intention to repudiate or terminate a Finance Document.

18.12	Acceleration

On and at any time after the occurrence of an Event of Default that is continuing the Facility Agent may, and shall if so directed by the Lenders, by serving written notice to the Borrower:

(a)	cancel the Facility whereupon it shall immediately be cancelled; and

(b)	declare that any outstanding Loans and any amounts accrued or outstanding under any other Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

19.	INDEMNITIES

19.1	Currency indemnity

(a)

If any sum due from any Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, needs to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against any Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand by the Facility Agent, indemnify each Finance Party against any documented cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default or the operation of Clause 18.12 (Acceleration);

(b)	a failure by any Obligor to pay any amount due under a Finance Document;

(c)

funding, or making arrangements to fund, its participation in any Loan requested by the Borrower in a Utilisation Request but not made by reason of non-satisfaction of the conditions in Clause 5 (Conditions of Utilisation); or

(d)	an amount due and payable under a Finance Document not being prepaid in accordance with a notice of prepayment given by the Borrower.

19.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any documented cost, loss or liability properly incurred by the Facility Agent and each of its officers and employees (in each case acting reasonably) as a direct result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	any other exercise of its rights, powers and discretions vested in it by:

(i)	the Finance Documents; or

(ii)	law relating to the Finance Documents,

which are of a non-ordinary course nature; or

(d)

any other actions which otherwise relate to the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct) which are of a non-ordinary course nature.

20.	MORTGAGEE’S INTEREST INSURANCE

20.1

In respect of each Vessel, the Security Agent, acting on the instructions of the Facility Agent, shall be entitled from time to time (at the reasonable cost and expense of the Borrower and at no cost or expense to any Finance Party, hereunder in respect of all premiums and other expenses that are incurred in effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance) to effect, maintain and renew mortgagee’s interest marine insurance providing for the indemnification of the Finance Parties for any losses under or in connection with any Finance Document that directly or indirectly result from loss, of or damage to, a Vessel or a liability of a Vessel, a Guarantor or the Borrower, being a loss or damage that is prima facie covered by a Required Insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of any allegation concerning:

(a)

any act or omission on the part of a Guarantor or the Borrower, of the manager of any Vessel or of any officer, employee or agent of any such person, including any breach of warranty or condition or any non-disclosure relating to such Required Insurance;

(b)

any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of a Guarantor or the Borrower, of the manager or of any officer, employee or agent of any such person, including the casting away or damaging of any Vessel and/or any Vessel being unseaworthy; or

(c)	any other matter that is insured against under a mortgagee’s interest marine insurance policy from time to time generally available, whether or not similar to the foregoing,

on market standard terms, in such manner as the Security Agent may from time to time consider appropriate, in the Required Insurance Amount for such insurance through such insurers as may be available to the Security Agent.

20.2

To the extent reasonably practicable, the Security Agent shall give notice to the Borrower before effecting any policy of insurance in accordance with this Clause 20 and, with any such notice, shall give details of the costs and expenses associated with such policy. Neither the Security Agent’s rights nor the Borrower’s obligations under this Clause 20 (including the Borrower’s obligation to bear any costs and expenses associated with effecting, maintaining and renewing any insurances taken out in accordance with this Clause 20) shall be impaired or otherwise affected by any delay or failure by the Security Agent to give notice in accordance with this Clause 20.

21.	ASSIGNMENT AND TRANSFER

21.1	Assignment and transfer

(a)

Each Finance Party shall, subject to the consent of the Borrower, where required by this Clause 21, be entitled to assign or transfer any of its respective rights, benefits and/or obligations hereunder to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets provided that the provisions of this Clause 21 are complied with.

(b)	The Finance Parties and the Borrower acknowledge, agree and undertake to fully comply with the requirements and procedures set out in this Clause 21.

(c)

Notwithstanding any other provision of this Agreement, no Lender shall be entitled to undertake any syndication with respect to the Tranche Commitments or any Loan without the prior written consent of the Borrower.

21.2	Assignment by the Lenders

The Finance Parties and the Borrower acknowledge and agree that the Lenders may, at any time assign, transfer or otherwise dispose of, or offer or grant any interest in, the whole or any part of their participations in the Loans, their Tranche Commitments or any of their respective rights under this Agreement:

(a)

so long as, and to the extent that any such Lender (the Existing Lender) assigns, transfers or otherwise disposes of any interest or rights, the assignee or transferee (the New Lender) provides a satisfactory Certificate of Transfer Undertaking (as conclusively determined by the Facility Agent) to the Administrative Agents, the Lenders and the Borrower that it shall be bound by the terms and conditions of this Agreement and the other Finance Documents and shall be under the same obligations (matching the rights assigned or transferred) towards the Facility Agent, the Lenders and the Borrower as it would have been under if it had originally been a Party to this Agreement;

(b)

provided that the Finance Parties and the Borrower shall not be obliged to recognise the New Lender as having rights against any of them until such satisfactory Certificate of Transfer Undertaking referred to in paragraph (a) is obtained from the New Lender whereupon the Existing Lender shall be relieved of those obligations corresponding to the rights so assigned or transferred;

(c)

provided that a Lender may only transfer, assign or otherwise dispose of, or offer or grant any interest in, the whole or any part of its participation in the Loans, its Tranche Commitments or any of its rights under this Agreement:

(i)	with the Borrower’s prior written consent; or

(ii)

with prior written notice to the Borrower, if (A) such transfer, disposal, offer or grant is required by law or by the direction of the Qatar Central Bank or other applicable authority of the State of Qatar and is to a bank or financial institution established in, and with its principal place of business in, Qatar; (B) an Event of Default is continuing; or (C) such transfer or assignment is to another Lender or an Affiliate of a Lender; and

(d)

provided that the consent of the Borrower to an assignment or transfer by a Lender (if required) must not be unreasonably withheld or delayed. The Borrower shall be deemed to have given its consent to any request for such assignment or transfer ten (10) Business Days after the Borrower is given notice of such request unless consent is expressly refused by the Borrower within that time.

21.3	Conditions to assignment by the Lenders

Subject to the provisions of Clause 21.2 (Assignment by the Lenders):

(a)	an Existing Lender shall not be responsible to a New Lender for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the payment of any amounts under Clause 23 (Payments by the Facility Agent – Limited Recourse) to such New Lender; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document;

(b)	each New Lender confirms to the Existing Lender, the Administrative Agents and the other Lenders that it:

(i)

has made its own independent investigation and assessment of the financial condition and affairs of the Borrower in connection with its participation in the Loans and has not relied on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower while any amount is or may be outstanding under the Finance Documents;

(c)	nothing in this Agreement or any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause 21; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under any Finance Document or otherwise;

(d)	any reference in this Agreement or any Finance Document to a Lender includes a New Lender but excludes a Lender if:

(i)	no amount is or may be owed to or by it under this Agreement and the Finance Documents; and

(ii)	its Tranche Commitments have been cancelled or otherwise reduced to zero; and

(e)	if:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)

as a result of circumstances existing at or after the date the assignment or transfer occurs, an Obligor would be obliged to make a payment to the New Lender under Clause 12 (Tax gross-up and indemnity) or Clause 29 (Increased Costs), then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or transfer had not occurred.

21.4	Procedure for transfer

(a)

Subject to the conditions set out in Clauses 21.2 (Assignment by the Lenders) and 21.3 (Conditions to assignment by the Lenders), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement execute that Transfer Certificate.

(b)

The Facility Agent is only obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” checks or other similar checks under any applicable law or regulation in relation to the transfer to such New Lender.

(c)	Subject to Clause 21.6 (Pro rata interest settlement) on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender will be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents will be cancelled insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender (being the Discharged Rights and Obligations);

(ii)

each of the Borrower and the New Lender will assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

each Administrative Agent, the New Lender and other Lenders will acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Administrative Agent and the Existing Lender will each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender will become a Party as a Lender.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

21.5	Procedure for assignment

(a)

Subject to the conditions set out in Clauses 21.2 (Assignment by the Lenders) and 21.3 (Conditions to assignment by the Lenders), an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed

Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Facility Agent is only obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” checks and other similar checks under any applicable law or regulation in relation to the assignment to such New Lender.

(c)	Subject to Clause 21.6 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement;

(iii)	the New Lender will become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations;

(iv)

if the assignment relates only to part of the Existing Lender’s participation in the outstanding Loans that part will be separated from the Existing Lender’s participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt; and

(v)	the Facility Agent’s execution of the Assignment Agreement as agent for the Borrower will constitute notice to the Borrower of the assignment.

(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Assignment Agreement on its behalf.

(e)

Lenders may utilise procedures other than those set out in this Clause 21.5 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 21.4 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in in Clauses 21.2 (Assignment by the Lenders) and 21.3 (Conditions to assignment by the Lenders).

21.6	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 21.4 (Procedure for transfer) or any assignment pursuant to Clause 21.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of that notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time will continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and will become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 21.6, have been payable to it on that date, but after deduction of the Accrued Amounts.

21.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

21.8	Resignation and termination of appointment of an Administrative Agent

(a)

An Administrative Agent may, subject to consultation with the Borrower, resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders may appoint a successor Administrative Agent. If the Majority Lenders have not appointed a successor Administrative Agent within 20 days after notice of resignation was given, the retiring Administrative Agent may appoint a successor Administrative Agent.

(b)	The Facility Agent’s resignation notice will take effect upon the appointment of a successor Facility Agent.

(c)	The Security Agent’s resignation notice will take effect upon: (i) the appointment of a successor Security Agent; and (ii) the transfer of all Security Property to that successor.

(d)

If for any reason an Administrative Agent becomes incapable of performing its obligations hereunder as an Administrative Agent, it may and, if requested by the Majority Lenders, shall resign pursuant to the above paragraph.

(e)

The Facility Agent shall resign in accordance with paragraph (a) above if on or after the date that is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)

the Facility Agent fails to respond to a request under Clause 14 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Facility Agent pursuant to Clause 14 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender (as applicable), by notice to the Facility Agent, requires it to resign.

(f)

An Administrative Agent who is retiring or whose appointment has been terminated pursuant to this Clause 21.8 (the Retiring Administrative Agent) shall, at its own cost, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably require for the purposes of performing its functions as Administrative Agent under the Finance Documents.

(g)

Where the circumstances leading to an Administrative Agent becoming incapable of performing its obligations hereunder as an Administrative Agent and therefore being required to resign pursuant to paragraph (d) may be attributed to such Administrative Agent’s own acts or omissions, that Administrative Agent shall be liable for any loss or damage caused to the Lenders as a result of it becoming incapable of performing its obligations hereunder as an Administrative Agent.

(h)

Upon the appointment of a successor Administrative Agent, the Retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this paragraph (h). Any successor Administrative Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party to this Agreement.

21.9	Conditions to assignment by Administrative Agent

No assignment or transfer entered into by an Administrative Agent pursuant to Clause 21.8(a) (Resignation and termination of appointment of an Administrative Agent) or Clause 21.8(d) (Resignation and termination of appointment of an Administrative Agent) shall be effective:

(a)

until such assignee or transferee has agreed in writing with the Lenders and the Borrower that it has assumed the obligations of the existing Facility Agent or Security Agent (as applicable) under this Agreement and the Finance Documents whereupon the existing Facility Agent or Security Agent (as applicable) shall be released from all of its obligations hereunder and the successor and each of the Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had originally been a Party as Facility Agent or Security Agent (as applicable) from the date of this Agreement; and

(b)	unless:

(i)	such assignment or transfer is with the Borrower’s prior written consent; or

(ii)	an Event of Default is continuing.

21.10	Assignment by the Borrower

The Borrower shall not be entitled to assign or transfer any of its rights and obligations under this Agreement.

22.	APPOINTMENT OF THE ADMINISTRATIVE AGENTS

22.1	Appointment of the Facility Agent

(a)	Each Lender irrevocably:

(i)	appoints the Facility Agent to act as its agent under and in connection with the Finance Documents;

(ii)	authorises the Facility Agent (whether or not by or through its employees or agents) to:

(A)	enter into on its behalf each Finance Document expressed to be entered into by the Facility Agent;

(B)	give any authorisation, confirmation or consent expressed to be given by the Facility Agent under the Finance Documents; and

(C)

to perform such duties and take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Facility Agent by the Finance Documents, together with such rights, remedies, powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement).

(b)

The Facility Agent shall not have any duties, obligations or liabilities (whether fiduciary or otherwise) to any Finance Party beyond those expressly stated in the Finance Documents. Those duties are solely of a mechanical and administrative nature as more particularly set out in this Agreement.

22.2	Appointment of the Security Agent

(a)	Each Finance Party (other than the Security Agent) irrevocably:

(i)	appoints the Security Agent to act as its trustee and/or agent (as applicable) under, in connection with and on the terms and conditions contained in the Finance Documents;

(ii)	authorises the Security Agent (whether or not by or through its employees or agents) to:

(A)	enter into and deliver on its behalf each Finance Document expressed to be entered into by the Security Agent;

(B)	give any authorisation, confirmation or consent expressed to be given by the Security Agent under the Finance Documents; and

(C)

to perform such duties and take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by the Finance Documents, together with such rights, remedies, powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement).

(b)

The Security Agent shall not have any duties, obligations or liabilities (whether fiduciary or otherwise) to any Finance Party beyond those expressly stated in the Finance Documents. Those duties are solely of a mechanical and administrative nature as more particularly set out in this Agreement.

(c)	The Security Agent declares that it holds the Security Property on trust for the Finance Parties on the terms contained in this Agreement.

(d)

In relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created under paragraph (c), the relationship of the Finance Parties to the Security Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of that jurisdiction, all the other provisions of this Agreement shall have full force and effect between the Parties.

(e)

For the purposes of paragraph (d) only, the Borrower hereby undertakes to pay to the Security Agent amounts equal to any amounts owing by it to any Lender or the Facility Agent in respect of the Secured Obligations as and when the same fall due for payment by it under the Finance Documents (the Parallel Debt) so that the Security Agent shall be an obligee of such covenant to pay and the Security Agent shall be entitled to claim performance thereof in its own name and not only as Security Agent acting on behalf of the Lenders. The Parallel Debt owed by the Borrower (i) shall be decreased to the extent that the Secured Obligations to which such Parallel Debt corresponds have been decreased under and in accordance with the Finance Documents and vice versa; and (ii) shall not exceed the aggregate of the Secured Obligations owed by the Borrower. The Security Agent agrees with the other Finance Parties that it will not exercise its rights as creditor of the Parallel Debt except in accordance with this Agreement.

(f)	Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

(g)

Each of the Security Agent and any Receiver may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

22.3	Acceptance

By its signature to this Agreement each Administrative Agent accepts its appointment as set out in this Clause 22.

22.4	Authority

Any action taken by an Administrative Agent under or in relation to the Finance Documents with requisite authority, or on the basis of appropriate instructions, received from the Lenders (or as otherwise duly authorised) shall be binding on the Lenders.

23.	PAYMENTS BY THE FACILITY AGENT – LIMITED RECOURSE

23.1	Payments to Lenders

Subject to Clause 23.2 (Limited recourse), the Facility Agent will pay the Lenders amounts in respect of their participations in the Loans on the dates and otherwise on the terms set out in this Clause 23 (Payments by the Facility Agent – Limited Recourse).

23.2	Limited recourse

The obligation of the Facility Agent to pay the Lenders the Relevant Percentage of a Repayment Instalment or any other Remittance pursuant to the terms of this Agreement is conditional upon the Facility Agent having received the corresponding payment from the Borrower pursuant to the relevant Finance Document. The Lenders shall have no recourse to the Facility Agent in the event of any failure by the Borrower to make any such payments, except if such a failure by the Borrower is caused by fraud, gross negligence or wilful default on the part of the Facility Agent. The Lenders acknowledge and agree that the primary credit risk assumed by the Lenders in relation to their participation in each Loan (and their entry into this Agreement) is that of the Borrower.

23.3	Distribution of Remittances to Lender

Subject to Clause 23.2 (Limited recourse), whenever the Facility Agent:

(a)	has actually received a payment from the Borrower in respect of a Remittance; and

(b)	is entitled to apply the amount received in such manner,

the Facility Agent shall promptly pay to each Lender its Relevant Percentage of such payment.

23.4	Application of moneys

(a)

For the purposes of this Clause 23, if the Facility Agent obtains a partial or total payment of any amount due from the Borrower in respect of any Remittance by virtue of the Borrower being entitled to a set-off, banker’s lien, counterclaim or any security or other payment and actually applies the amount of such payment in or towards satisfaction of amounts due to the Facility Agent in respect of that Remittance, the amount of such partial or total payment so applied will be treated for the purposes of this Clause 23 as if an actual payment of such amount had been received from the Borrower, but without prejudice to the provisions of Clause 24 (Refund of Payments and Further Payments by the Lenders).

(b)

Any sums received by the Facility Agent for application in accordance with this Clause 23.4 shall be credited to a suspense account and held by the Facility Agent for the benefit of the Lenders pro rata according to their Relevant Percentages hereunder but shall not be treated as having been received by the Facility Agent for the purposes of this Clause 23 unless and until such sums are appropriated by the Facility Agent in or towards payment in respect of that Remittance.

23.5	Reduction in payments

Notwithstanding any provisions herein to the contrary, in the event that the Borrower fails to pay in full in respect of any amount due to the Facility Agent pursuant to the relevant Finance Document on the due date relating thereto, for any reasons whatsoever, the obligation of the Facility Agent to make the payments referred to in this Clause 23 to the Lenders shall be reduced pro rata by the shortfall in the payment received by the Facility Agent.

23.6	Order of application

(a)

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust or as agent (as applicable in accordance with Clause 22.2 (Appointment of Security Agent)) for the Finance Parties and transferred promptly to the Facility Agent for application in accordance with paragraph (b).

(b)

All moneys from time to time received or recovered by the Facility Agent in each case in connection with the realisation or enforcement of the Finance Documents (for itself and/or on behalf of the Lenders) shall be held by the Facility Agent and be applied, (unless instructed to the contrary by the Lenders) in the following order of priority:

(i)	in discharging (pro rata) any sums (including reimbursement of any fees, costs and other expenses) owing to the Facility Agent, the Security Agent or any Receiver under the Finance Documents;

(ii)

in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of the Finance Documents;

(iii)	in payment to the Lenders in accordance with the provisions of this Agreement for application towards the discharge of all sums due and payable by the Obligors under the Finance Documents; and

(iv)	the balance, if any, in payment to the Obligors or any other person so entitled.

23.7	Investment of proceeds

Prior to the application of the proceeds of the Finance Documents in accordance with Clause 23.6 (Order of application), the Facility Agent or Security Agent (as applicable) may, at its discretion, after informing and obtaining the consent of all of the Lenders, hold all or part of those proceeds in a suspense or impersonal account(s) in the name of that Administrative Agent with such financial institution (including itself) for so long as such Administrative Agent shall reasonably think fit (any interest or return on any such account earned being credited to the relevant account) pending the application from time to time of those monies at such Administrative Agent’s discretion in accordance with the provisions of this Clause 23.

23.8	Permitted deductions

The Facility Agent shall be entitled to:

(a)	set aside by way of reserve amounts required to meet; and

(b)	make and pay,

any deductions and withholdings (on account of Taxes or otherwise) that it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of the Finance Documents or as a consequence of performing its duties, or by virtue of its capacity as Facility Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

23.9	Discharge of Borrower’s obligations

(a)

Any irrevocable and unconditional payment made to the Facility Agent in respect of the Borrower’s obligations by the Borrower under or pursuant to any Finance Document shall be a good discharge to the extent of such payment, and must be applied by the Facility Agent in accordance with Clause 23.6 (Order of application).

(b)

Subject to Clause 24.1 (Refund of payments) each of the Lenders acknowledges and agrees that payment by the Borrower to the Facility Agent of the Repayment Instalment (or any part thereof) in accordance with the relevant Finance Documents will, subject to any deductions made by the Facility Agent from such amount pursuant to Clause 23.8 (Permitted deductions) irrevocably and unconditionally satisfy the Borrower’s obligations to pay such Repayment Instalment (or such amount as is actually paid in accordance with the relevant Finance Documents).

23.10	Sums received by the Borrower

If the Borrower receives any sum which, pursuant to any of the Finance Documents, should have been paid to an Administrative Agent, that sum shall be held by the Borrower as agent for and on behalf of the Facility Agent and the Lenders and shall promptly be paid to the Facility Agent for application in accordance with this Clause 23.

24.	REFUND OF PAYMENTS AND FURTHER PAYMENTS BY THE LENDERS

24.1	Refund of payments

If at any time the Facility Agent becomes obliged to:

(a)	repay to any liquidator, trustee or other person all or part of an amount previously paid to the Facility Agent by the Borrower (the Relevant Receipt); or

(b)	indemnify any liquidator, trustee or other person in respect of a Relevant Receipt,

then:

(i)

the Facility Agent shall promptly notify each Lender of the relevant circumstances and of the amount (the Excess Amount) to be repaid by the Facility Agent or, as the case may be, to be paid by way of indemnity by the Facility Agent;

(ii)

each Lender shall on demand pay to the Facility Agent an amount equal to its Relevant Percentage of the Excess Amount together with an amount equal to its Relevant Percentage of any default interest, costs, charges or expenses that the Facility Agent shall have become liable to pay in respect of such Excess Amount; and

(iii)	any amount subsequently payable to a Lender pursuant to this Agreement on the basis of the Relevant Receipt shall be adjusted accordingly.

24.2	Insolvency

If, in connection with any moratorium, rescheduling, refinancing, suspension of payments or other similar arrangement or circumstance affecting any Remittance:

(a)	the Remittance (or equivalent amount) is paid in whole or in part but the obligation of the Borrower in respect of the amount paid is substituted by any other payment obligation; and/or

(b)	any sum is paid into a blocked account or in non-convertible currency in or towards discharge or purported discharge of the Remittance or any part thereof; and/or

(c)	the Facility Agent is obliged to provide funds in addition to the amount of the Loans, whether to the Borrower or any other person,

then:

(i)

any such payment obligation as is referred to in paragraph (a) shall be treated as between the Lenders and the Facility Agent in the same way as the relevant Remittance as if such obligation had been originally contained in the relevant Finance Document for the purpose of ascertaining the right (if any) of the Lenders to receive subsequent payments under Clause 23 (Payments by the Facility Agent – Limited Recourse);

(ii)

the Facility Agent will (at the request and cost of a Lender) assign to the Lenders the Relevant Percentage of the Facility Agent’s rights to any such blocked account or non-convertible currency as is referred to in paragraph (b); and /or

(iii)

in the case of paragraph (c), each Lender shall be obliged to pay to the Facility Agent on demand an amount equal to its Relevant Percentage of such additional funds by way of further deposits in accordance with the provisions, mutatis mutandis, of Clause 6.2 (Lenders’ participation).

24.3	Sharing Among the Finance Parties

(a)

If any amount owing by the Borrower under the Finance Documents to a Finance Party (the Sharing Finance Party) is discharged by voluntary or involuntary payment, set-off or any other manner other than through the Facility Agent (in accordance with this Agreement), then:

(i)	the Sharing Finance Party shall immediately notify the Facility Agent of the amount discharged (the Discharged Amount) and the manner of its receipt or recovery;

(ii)	the Sharing Finance Party shall pay the Facility Agent an amount equal to the Discharged Amount within five (5) Business Days of demand by the Facility Agent;

(iii)	the Facility Agent shall distribute the Discharged Amount in accordance with this Agreement; and

(iv)	the amount owed by the Borrower under the Finance Documents shall be adjusted accordingly.

(b)

Notwithstanding paragraph (a), no Sharing Finance Party shall be obliged to share any Discharged Amount which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under the Finance Documents with any other Finance Party which had a legal right to, but declined to, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights, unless the proceedings instituted by the Sharing Finance Party are instituted by it without prior notice having been given to such other Finance Party and without an opportunity having been given to such other Finance Party to join in such proceedings.

(c)

If any Discharged Amount subsequently has to be wholly or partly refunded to the Borrower by a Sharing Finance Party which has paid an amount equal to that Discharged Amount to the Facility Agent under paragraph (a), each Finance Party to which any part of that amount was distributed shall, on request from the Sharing Finance Party, repay to the Sharing Finance Party that Finance Party’s proportionate share of the amount which has to be so refunded by the Sharing Finance Party.

(d)	Each Finance Party shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this Clause 24.3.

25.	REMITTANCES – DUTIES AND DISCRETIONS OF THE ADMINISTRATIVE AGENTS

25.1	Exercise of duties, powers and discretions by an Administrative Agent

Subject to Clauses 25.2 (Rights and discretions of each Administrative Agent and directions of Majority Lenders), 25.3 (No amendment or waiver without approval of Majority Lenders), 25.4 (Amendments requiring consent of all Lenders) and 25.7 (Administrative Agent’s liability), each other Finance Party authorises each Administrative Agent to perform the duties and to exercise the rights, powers, authorities and discretions on its behalf that are specifically delegated to such Administrative Agent under the Finance Documents and all other reasonably related powers required to enable such Administrative Agent to fulfil its obligations and complete the transactions contemplated hereunder.

25.2	Rights and discretions of each Administrative Agent and directions of Majority Lenders

(a)

Each Administrative Agent shall exercise such rights, powers and discretions as arise under the Finance Documents (together with any other incidental rights, powers, authorities and discretions), and shall be entitled to take such action as it deems appropriate unless directed by the Majority Lenders to refrain from taking or to take alternative action. Each Administrative Agent shall be obliged to take such action as the Majority Lenders may direct and any such directions given by the Majority Lenders shall be binding on all the Lenders unless a contrary intention otherwise appears in the Finance Documents, provided that such Administrative Agent receives an amount equal to the agreed estimated costs of complying with such directions from the Lenders.

(b)	Each Administrative Agent shall be entitled to rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(iii)	any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons; and

(iv)	as to legal matters, written opinions of legal advisers selected or approved by such Administrative Agent.

(c)	Each Administrative Agent may assume (unless it has received notice to the contrary in its capacity as an Administrative Agent) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising); and

(ii)	any right, power, authority or discretion vested in any Party has not been exercised.

(d)	Nothing in this Agreement shall oblige an Administrative Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by a Finance Document might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Administrative Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Agent.

(e)

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

(f)	The Security Agent is not obliged to monitor or enquire whether a Default has occurred. The Security Agent is not deemed to have knowledge of the occurrence of a Default.

25.3	No amendment or waiver without approval of Majority Lenders

Subject to Clause 25.4 (Amendments requiring consent of all Lenders), no Administrative Agent shall be entitled to amend, waive, vary, enforce or take or refrain from taking any action or proceedings or acquiesce in any action not otherwise contemplated by Clause 25.1 (Exercise of duties, powers and discretions by an Administrative Agent) and Clause 25.2 (Rights and discretions of each Administrative Agent and directions of Majority Lenders) without first obtaining the written approval of the Majority Lenders.

25.4	Amendments requiring consent of all Lenders

No Administrative Agent shall agree to amend, waive or vary any provisions of this Agreement or any of the Finance Documents without obtaining the unanimous written consent of all the Lenders if the effect of such amendment, waiver or variation would be to:

(a)	change the currency of payment hereunder or under any other Finance Document;

(b)	extend or defer the required date of payment of any amount payable by an Obligor or reduce any amount due under any Finance Document;

(c)	release any Obligor from any payment obligation under any Finance Document;

(d)

modify or waive the nature or scope of, or release, any Transaction Security (other than as permitted under a Security Document or to give effect to a transaction permitted under or pursuant to a Security Document);

(e)	in relation to any Lender, increase the amount of its Tranche Commitments and/or participations in any Loans other than in accordance with the terms of the Finance Documents;

(f)	modify the definition of the Majority Lenders;

(g)	amend, vary or waive any provision which expressly require the consent of all the Lenders;

(h)	amend this Clause 25.4 or Clause 6.2 (Lenders’ participation); or

(i)	change the amount of or the method of calculation of each Repayment Instalment.

The Facility Agent may not provide any consent in accordance with Clause 3.3 (Availability Period Extension) of this Agreement without obtaining the unanimous written consent of all the Lenders.

25.5	Defaulting Lenders

(a)

Any Lender who has failed to duly perform or comply with its payment obligations under this Agreement (a Defaulting Lender) shall not be included in any decision-making process for the purposes of Clauses 21.8 (Resignation and termination of appointment of an Administrative Agent), 25.2 (Rights and discretions of each Administrative Agent and directions of Majority Lenders), 25.3 (No amendment or waiver without approval of Majority Lenders) and 25.4 (Amendments requiring consent of all Lenders) whilst such failure is outstanding and until such time as such failure has been remedied by such Lender to the satisfaction of the Facility Agent.

(b)	In the circumstances envisaged under paragraph (a), the consent or non-approval of such Defaulting Lender shall not be necessary in determining whether a decision has been made by:

(i)	the Majority Lenders; or

(ii)	all the Lenders (as appropriate),

and any such decision shall be made as if such Defaulting Lender was not a Lender for the purposes of calculating the consent level.

25.6	Replacement of a Lender

(a)	If at any time:

(i)	a Lender becomes a Non-Consenting Lender (as defined in paragraph(b));

(ii)	a Lender becomes a Defaulting Lender (as defined above);

(iii)	a Lender becomes subject to an Increased Costs amount for which the Borrower becomes obliged to pay in accordance with this Agreement;

(iv)	an Obligor becomes obliged to pay any additional amounts pursuant to Clause 12 (Tax Gross-up and Indemnity); or

(v)	a Lender is required to be repaid pursuant to Clause 11.1 (Mandatory prepayment – Illegality),

then the Borrower may, on three (3) Business Days’ notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender (and such Lender shall) transfer pursuant to Clause 21 (Assignment and Transfer) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and that is acceptable to the Facility Agent (acting reasonably) that confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participation in any Loans on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the aggregate of the transferring Lender’s Relevant Percentage of the outstanding Loan and other amounts payable in relation thereto under the Finance Documents.

(b)	In the event that:

(i)

the Borrower or the Facility Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a non-consenting Lender (a Non-Consenting Lender).

(c)	In no event should a Lender replaced pursuant to this Clause 25.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

25.7	Administrative Agent’s liability

(a)

No Administrative Agent nor any of its officers, employees or agents shall be liable to the Lenders for any losses or any liability arising out of any action taken or omitted to be taken under or in connection with the participation of a Lender in any Loan or the Finance Documents or otherwise pursuant to this Agreement unless caused by the fraud, gross negligence or wilful misconduct of that Administrative Agent.

(b)	No Administrative Agent assumes any liability for the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents.

(c)

Except where a Finance Document specifically provides otherwise, no Administrative Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.8	The Facility Agent’s liability

The Facility Agent does not assume any liability or responsibility with regard to the payment, or punctual payment, of any amounts due from any person under or in connection with the Finance Documents nor for any failure on the part of the Borrower in the performance of its obligations thereunder and does not make any representation or warranty as to the genuineness, validity, enforceability or sufficiency of the Finance Documents or of any certificate, report or other document executed or delivered to the Facility Agent thereunder.

25.9	The Security Agent’s liability

(a)	None of the Security Agent nor any Receiver will be liable for any shortfall which arises on the enforcement or realisation of the Security Property.

(b)

Any liability of the Security Agent or any Receiver arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered but without reference to any special conditions or circumstances known to the Security Agent or Receiver (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent or Receiver be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent or Receiver (as the case may be) has been advised of the possibility of such loss or damages.

(c)	The Security Agent shall not be liable for any failure to:

(i)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Property;

(ii)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any such Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or the Transaction Security; or

(iii)

take, or to require any Obligor to take, any step to perfect its title to any of the Security Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation.

(d)

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.10	Inquiries

The Facility Agent shall use reasonable endeavours to ensure the proper use of the proceeds of each Loan but shall not by virtue of this Agreement or otherwise be required to make any enquiry as to the existence or possible existence of any breach or default by any person in the performance of the other provisions of the Finance Documents unless the Facility Agent has actual knowledge thereof.

25.11	Administrative Agents’ relationship with the Borrower

Each Administrative Agent may, without any liability to account, accept deposits from, provide finance to and generally engage in any kind of banking or trust business with the Borrower, any of the Borrower’s subsidiaries or associated companies or agencies or any other banks or financial institutions involved in the arrangements contemplated by this Agreement as if those arrangements had not been entered into.

25.12	Separate functions

In acting as agent, the each Administrative Agent shall be regarded as acting through its agency or trustee division (as applicable) which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding any other provision of this Agreement, any information received by some other division or department of that Administrative Agent may be treated as confidential and shall not be regarded as having been given to that Administrative Agent’s agency or trustee division (as applicable).

25.13	Rights and obligations of each Administrative Agent and Lender

It is acknowledged that each Administrative Agent may also be a Lender and a conflict of interest may arise in such circumstances. Each Administrative Agent agrees that it will act on arms’ length terms and will take all measures which it deems appropriate to ensure that it performs its obligations as Administrative Agent under the Finance Documents separately and independently from any of its obligations as a Lender.

25.14	No partnership

None of this Agreement, the Loans and the participations by each Lender shall, nor shall they be construed so as to, constitute a partnership between an Administrative Agent and the Lenders or an assignment (at law or in equity) of all or any part of the Remittances or of all or any of an Administrative Agent’s rights under the Finance Documents.

25.15	Lender’s warranties

Each Lender acknowledges that:

(a)	it has not relied on any statement, opinion, forecast or other representation made by an Administrative Agent to induce it to make its participation in any Loans; and

(b)

it has made and will continue to make, without reliance on any Administrative Agent and based on such documents and information as such Lender considers appropriate, its own approval of the creditworthiness of the Borrower and its own independent investigation of the financial condition and affairs of the Borrower in connection with the making of its participation in any Loans and continuance of its participation in any Loans.

25.16	Information

(a)

Except as otherwise expressly provided under any Finance Document, no Administrative Agent shall have a duty or responsibility to provide the Lenders with any credit or other information with respect to any Obligor other than such information as is provided to it from time to time under the Finance Documents relating to an Obligor which such Administrative Agent undertakes, subject in every case to any confidentiality obligations which may be applicable to that Administrative Agent in respect of such information, to use all reasonable efforts to transmit to the Lenders as soon as reasonably practicable.

(b)

If an Administrative Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

25.17	No obligation

The Parties agree, notwithstanding any provision to the contrary, express or implied in this Agreement, and the Lenders expressly acknowledge, that the Facility Agent has no obligation:

(a)	to repurchase the Loans or any part of the Loan;

(b)	to repay all or any part of the Loans; or

(c)	to support, indemnify or compensate the Lenders for losses suffered by the Lenders as a consequence of any of the matters provided for in this Agreement or any Finance Document.

25.18	No responsibility

No Administrative Agent shall be liable for any failure to:

(a)

obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security; or

(b)	require any further assurances in relation to any of the Finance Documents or the Transaction Security.

25.19	Winding up of trust

(a)	If the Security Agent determines that:

(i)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(ii)	no Lender is under any commitment, obligation or liability (actual or contingent) to participate in any Loan or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

(b)	then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent that is a Retiring Administrative Agent shall release, without recourse or warranty, all of its rights under each Security Document.

25.20	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

25.21	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.	RELEASES OF SECURITY

In respect of a disposal of:

(a)	any Security Property;

(b)	any asset or undertaking by a Obligor; or

(c)	any other asset or undertaking that is subject to the Transaction Security,

that is permitted pursuant to the Finance Documents, the Security Agent is irrevocably authorised (at the cost of the relevant Obligor and without the need for any consent, sanction, authority or further confirmation from any Finance Party or Obligor):

(i)	to release all or any part of the Transaction Security or any other claim (relating to a Finance Document) over that asset or undertaking;

(ii)

where that asset consists of shares or any equivalent equity interest in the capital of an Obligor, to release all or any part of the Transaction Security or any other claim (relating to a Finance Document) over that Obligor’s assets; and

(iii)

to execute and deliver or enter into any release of all or any part of the Transaction Security or any claim described in paragraphs (i) and (ii) and any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable.

27.	ENFORCEMENT OF TRANSACTION SECURITY

27.1	Enforcement instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.

(b)

Subject to the Transaction Security having become enforceable in accordance with its terms the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 27.1.

27.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to Clause 27.1 (Enforcement instructions), the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Obligor to be appointed by the Security Agent) as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

27.3	Waiver of rights

To the extent permitted under applicable law and subject to Clause 27.1 (Enforcement instructions), Clause 27.2 (Manner of enforcement) and Clause 23.4 (Application of monies) each Finance Party waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other Security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

27.4	Enforcement through Security Agent only

The Finance Parties (other than the Security Agent) shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

28.	COMMISSIONS, COSTS AND EXPENSES

28.1	Reimbursement of costs and expenses

Each Lender shall reimburse each Administrative Agent on production of an appropriate statement of costs and expenses prepared by such Administrative Agent an amount equal to its Relevant Percentage of all costs, expenses (including legal expenses) and disbursements which may be properly incurred or made by such Administrative Agent in connection with its obligations under the Finance Documents on a full indemnity basis (except for any costs, expenses and disbursements incurred due to the fraud, gross negligence or wilful default of such Administrative Agent) to the extent that such costs and expenses are not reimbursed by the Borrower or any other responsible party on first demand by such Administrative Agent (or any other person making demand on behalf of an Administrative Agent). Each Administrative Agent shall be entitled to retain any sum due to it from a Lender under this Clause 28.1 and the Facility Agent shall be entitled to retain such sum from any payment to be made to that Lender pursuant to Clause 23 (Payments by the Facility Agent – Limited Recourse).

28.2	Stamp duty

The Lenders (each to the extent of its Relevant Percentage of the amount concerned) shall pay all stamp duty and documentation, registration or other like duties and Taxes, if any, from time to time imposed on or in connection with this Agreement, the Loans or the Tranche Commitments, and shall indemnify each Administrative Agent against any liability arising by reason of any delay or omission by the Lenders to pay such duties or Taxes (rateably in each case).

29.	INCREASED COSTS

29.1	Increased Costs

(a)	Subject to Clause 29.2 (Exceptions) and paragraph (c) the Borrower shall pay the amount of any Increased Costs that may be incurred as a result of:

(i)	the introduction of or any change in (or in the interpretation or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Lender to the extent that such Increased Cost is attributable to such Lender having entered into its commitment or performing its obligations under any Finance Document.

(c)	The Borrower shall not be liable for any Increased Costs that may be incurred during the final Interest Period.

29.2	Exceptions

Clause 29.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)

compensated for by Clause 12 (Tax Gross-Up and Indemnity) (or would have been compensated for under Clause 12 (Tax Gross-Up and Indemnity) but was not so compensated solely because of any exclusion in paragraph 12.2 of Clause 12 (Tax Gross-Up and Indemnity));

(c)	compensated for by Clause 13.1(b) or Clause 13.1(d) (or would have been compensated for under Clause 13.1(d) but was not so compensated because of the exclusion in Clause 13.1(e));

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(e)	attributable to a Finance Party’s market making and trading in the ordinary course of its credit derivatives, hedging and/or credit synthetics business; or

(f)

attributable to the introduction, implementation or application of or compliance with any Announced Rule Change (provided that the Announced Rule Change is introduced and implemented in materially the same form as the announcements, publications, documents and reports referred to in the definition of Announced Rule Change).

29.3	Increased cost claims

(a)

In the event that a Finance Party intends to make a claim pursuant to Clause 29.1 (Increased Costs), the Facility Agent shall as soon as is reasonably practicable after a Finance Party has given notice to the Facility Agent that it intends to make claim pursuant to Clause 29.1 (Increased Costs), promptly notify the Borrower of the same.

(b)

The Facility Agent shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount and details of the basis for the claim and the calculation of its Increased Costs.

(c)

The Borrower shall make payment in respect of any claim pursuant to Clause 29.1 (Increased Costs) within ten (10) Business Days of its receipt of any notice issued by the Facility Agent pursuant to this Clause 29.3 provided that, in the event that a demand is issued by the Borrower for a certificate pursuant to Clause 29.3(b) the Borrower shall make payment within ten (10) Business Days of its receipt of such certificate.

30.	MITIGATION

30.1	Each Finance Party must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(a)	any Tax Payment being payable to any Finance Party;

(b)	any Increased Cost being payable to any Finance Party;

(c)	the Facility Agent being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(d)	any FATCA Payment being payable to any Finance Party,

including transferring its rights and obligations under the Finance Documents to an Affiliate.

30.2	Clause 30.1 does not in any way limit the obligations of the Borrower under the Finance Documents.

30.3	The Borrower must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any steps taken by it under Clause 30.1.

30.4	A Finance Party is not obliged to take any step under Clause 30.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

30.5	No provision of this Agreement will:

(a)	interfere with the right of the Finance Parties to arrange their affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Facility Agent (on behalf of the Finance Parties) to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any of the Finance Parties to disclose any information relating to their affairs (Tax or otherwise) or any computations in respect of Tax.

31.	SET-OFF

A Finance Party may set-off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	The Borrower

All formal communication under this Agreement to or from the Borrower must be sent through the Facility Agent.

32.2	Electronic communication

Any electronic communication made between an Administrative Agent and another Party will be effective only when actually received in readable form and only if it is addressed in such a manner, and to such email address(es), as the Parties shall specify for this purpose from time to time.

32.3	Method of delivery

Every notice, request, demand or other communication under this Agreement shall be in writing delivered personally, by courier, by authenticated SWIFT message, by first-class prepaid letter, facsimile transmission (confirmed in the case of a facsimile transmission by first-class prepaid letter sent within 48 hours of despatch) or by e-mail.

32.4	Deemed receipt

Every notice, request, demand or other communication shall, subject as otherwise provided in this Agreement, be deemed to have been received, in the case of a letter when delivered personally or ten (10) days after it has been put in to the post in a correctly addressed envelope (as evidenced by proof of posting), in the case of a facsimile transmission when the sender receives a clear transmission report and in the case of an e-mail when the sender receives a confirmed delivery report.

32.5	Notice details

Every notice, request, demand or other communication shall be addressed or sent to the appropriate address, facsimile number or e-mail address as follows:

(a)	To the Borrower at:

Nakilat Holdco L.L.C.

Address:

Teekay Shipping (Canada) Limited

Suite 2000, Bentall 5

550 Burrard Street

Vancouver, BC

Canada, V6C 2K2

Attention: Renee Eng, Treasury Manager

Fax: +1 604 844 6600

Email: _TreasuryLoansVancouver@teekay.com

with a copy to:

Qatar Gas Transport Company Limited (Nakilat)

Address:

P.O. Box 22271

Doha, Qatar

Attention: Mohammad Siddiqui

Telephone: +974-4499 8111

Fax: +974-4448 3111

E-mail: MSiddiqui@qgtc.com.qa

(b)	To the Facility Agent at:

Qatar National Bank SAQ

Address: Corporate & Syndication Loans, Retail & Corporate Operations, P.O. Box 1000, Doha, State of Qatar

Attention: Jaffar Ali / Fathiyeh Ali Hassan / Chiranjib Parial

Fax: +974 4431 3069

Email: jaffar.ali@qnb.com.qa    /    fathiyeh.ali@qnb.com.qa    /    chiranjib.parial@qnb.com.qa    /

Agencyservices@qnb.com.qa

(c)	To the Security Agent at:

Qatar National Bank SAQ

Address: Corporate & Syndication Loans, Retail & Corporate Operations, P.O. Box 1000, Doha, State of Qatar

Attention: Jaffar Ali / Fathiyeh Ali Hassan / Chiranjib Parial

Fax: +974 4431 3069

Email: jaffar.ali@qnb.com.qa    /    fathiyeh.ali@qnb.com.qa    /    chiranjib.parial@qnb.com.qa    / Agencyservices@qnb.com.qa

(d)	to the Lenders as set out in Schedule 7 (The Lenders, Notices, Commitments and Relevant Percentages) or as such details are provided pursuant to Clause 21 (Assignment and Transfer),

or to such other address, facsimile number or e-mail address as is notified by one Party to the others.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	PAYMENTS AND EXPENSES

33.1	Transaction expenses

The Borrower shall promptly on demand pay a Finance Party the amount of all properly documented out-of-pocket costs and expenses including legal costs, market valuation costs, costs incurred in executing the Finance Documents (including any signing ceremony cost) and perfecting the Transaction Security, in each case reasonably incurred by that Finance Party in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

33.2	Amendment costs

If the Borrower requests an amendment, waiver, release or consent, the Borrower shall promptly on demand, reimburse each Finance Party for the amount of all properly documented costs and expenses (including legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

33.3	Enforcement costs

The Borrower shall promptly on demand by any Finance Party, pay to that Finance Party the amount of all properly documented costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

33.4	Payments

Where any payment or delivery hereunder is due on a day which is not a Business Day, the due date shall be the next following Business Day, unless the next following Business Day falls in the next calendar month, in which case such payment will be made on the preceding Business Day.

34.	FEES

The Borrower shall pay to the Facility Agent (for its own account) fees in the amount and manner agreed in the Fee Letter.

35.	MISCELLANEOUS

35.1	No waiver

(a)	The rights of the Finance Parties under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise or partial exercise of any such right is not a waiver of that right.

35.2	Assignment

Other than in accordance with this Agreement, no Party shall be entitled to assign or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of the other Party and any attempted assignment or transfer in contravention of this Clause 35.2 shall be void.

35.3	Counterparts

This Agreement may be executed in counterparts (including by exchange of executed counterparts by facsimile transmission) and such counterparts taken together shall be deemed to constitute one and the same instrument.

35.4	Entire agreement

This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

35.5	Amendments

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing and executed by each of the Borrower, the Facility Agent and the Security Agent (acting in accordance with Clause 25 (Remittances – duties of and discretion of the Administrative Agents)).

35.6	Remedies cumulative

Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

35.7	Partial invalidity

If, at any time, any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of any other provision of any Finance Document nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	CONFIDENTIALITY

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Exceptions) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Exceptions

Any Finance Party may disclose:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 36.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)

to any person to whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, representative or professional advisers;

(c)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

(d)	to whom information is required to be disclosed in connection with, and for the purposes of any litigation, arbitration, administrative or other investigations, proceedings or disputes.

37.	GOVERNING LAW

This Agreement and any non-contractual obligations connected therewith shall be governed by and construed in accordance with English law.

38.	JURISDICTION

38.1

Unless specifically provided in another Finance Document in relation to that Finance Document, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a Dispute).

38.2	The Parties agree that the English courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.3	This Clause 38 is for the benefit of the Finance Parties only. As a result, to the extent allowed by law:

(a)	no Finance Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and

(b)	the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.	SERVICE OF PROCESS

39.1	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints WFW Legal Services Limited, 15 Appold Street, London, EC2A 2HB as its agent under the Finance Documents for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

39.2

If any person appointed as process agent under this Clause 39 (Service of process) is unable for any reason so to act, the Borrower (on behalf of all the Obligors) must immediately (and in any event within twenty (20) days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

40.	WAIVER OF IMMUNITY

The Borrower irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	CORPORATE DOCUMENTS

1.1	A copy of the constitutional documents of each Obligor.

1.2

A copy of a resolution of the board of directors (or other authorisation) of each Obligor authorising a specified person or persons to approve the terms of, and the performance of all transactions contemplated by, the Finance Documents and to execute and, as necessary, deliver the Finance Documents to which it is a party.

1.3	An original certificate of an authorised signatory of the Borrower (in respect of itself and each Guarantor):

(a)

certifying that each copy of the documents specified in paragraphs 1.1, 1.2 and 5 (Other Documents and Evidence) (other than paragraph 5.3) of this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than Financial Close;

(b)

confirming the identity and specimen signatures of the directors and signatories of the Borrower and each Guarantor who are authorised to sign the Finance Documents and any notices to which the Borrower or any Guarantor is party on its behalf;

(c)	certifying that each representation and warranty made pursuant to:

(i)	in respect of the Borrower, Clause 15 (Representations and Warranties), other than Clause 15.9 (No default) and Clause 15.10 (Financial statements); and

(ii)	in respect of each Guarantor, clause 3 (Representations and Warranties) of the Guarantee of such Guarantor,

is true and correct in all material respects as at the date of Financial Close; and

(d)	certifying that no Default has occurred or is continuing.

2.	SIGNED DOCUMENTS

2.1	The following original documents, each duly executed by the parties to it:

(a)	this Agreement;

(b)	the Fee Letter; and

(c)	in respect of each Guarantor:

(i)	a Global Assignment Agreement; and

(ii)	a Guarantee;

2.2	The original Charge Agreement, duly executed by each party to it and evidence that the Charge Agreement is validly created and perfected.

2.3

Evidence that all documentation required to perfect the Transaction Security created or evidenced pursuant to the Security Documents listed in paragraph 2.1 of this Schedule 1 has been executed and that such Transaction Security will be validly created and perfected immediately upon release of the Existing Security as it relates to the relevant Vessel.

3.	LEGAL OPINIONS

A copy of each of the following executed opinions:

(a)

A legal opinion from Watson, Farley & Williams, in respect of (i) the capacity of the Borrower under Republic of the Marshall Islands law to enter into the Facility Agreement and the Charge Agreement; (ii) the capacity of each Guarantor under Republic of the Marshall Islands law to enter into the Global Assignment Agreements and the Guarantees and (iii) the enforceability of the Charge Agreement.

(b)	One or more legal opinions from Allen & Overy LLP, legal advisers to the Finance Parties.

4.	MARKET VALUATION REPORT

A Market Valuation Report for each Vessel dated no earlier than thirty (30) Business Days prior to the date of this Agreement.

5.	OTHER DOCUMENTS AND EVIDENCE

5.1

A copy of any other material Authorisation that is necessary in connection with the entry into and performance by each Obligor of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

5.2	Evidence that the agent, under the Finance Documents for service of process in England and Wales has accepted its appointment.

5.3

Evidence from the Existing Lenders that, immediately upon receipt of payment in full of any Existing Facility as it relates to the relevant Vessel, they will release all Existing Security as it relates to the relevant Vessel.

5.4	A copy of each manager’s document of compliance.

5.5	A copy of each document listed in Schedule 4 (KYC Information).

6.	FEES

Evidence that the fees, costs and expenses then due from the Borrower pursuant to any of the Finance Documents have been paid or will be paid by the Initial Utilisation Date.

SCHEDULE 2

FORM OF UTILISATION REQUEST

From:	Nakilat Holdco L.L.C. as Borrower

To:	Qatar National Bank SAQ, as Facility Agent

Date:	[ ]

Facility Agreement dated      December 2014 (the Agreement)

Terms defined in the Agreement have the same meaning when used in this document.

This is a Utilisation Request under the Agreement.

We wish to borrow a Loan on the following terms:

(a)	Proposed Utilisation Date:	[ ]

(b)	Interest Period:	[ ]

(c)	Currency of Loan:	USD

(d)	Amount	[ ]

(e)	Tranche	[ ]

We confirm that each condition specified in Clause 5 (Conditions of Utilisation) of the Agreement is satisfied on the date of this Utilisation Request.

The proceeds of this Loan should be credited as follows:

(i)	USD[ — ] to [account] by no later than [time] on the Proposed Utilisation Date; [and

(ii)	USD[ — ] to [account] by no later than [time] on the Proposed Utilisation Date,][1]

[provided that, the amount of the fee payable in accordance with Clause 34 (Fees) and the Fee Letter shall be deemed paid in full with the proceeds of the Loan that are not paid to such account.]2

This Utilisation Request is irrevocable.

Authorised Signatory For and on behalf of NAKILAT HOLDCO L.L.C.

[1]	Additional instructions to be specified by the Borrower as necessary.
[2]	To be included for Initial Utilisation Request only. Distribution of funds from initial drawdown to be discussed.

SCHEDULE 3

AMORTISATION SCHEDULE3

No.	Repayment Date (T = First Repayment Date)	Repayment Instalment (%)
1	T	1.0575
2	T + 3 months	1.0575
3	T + 6 months	1.0575
4	T + 9 months	1.0575
5	T+ 12 months	1.1100
6	T + 15 months	1.1100
7	T + 18 months	1.1100
8	T + 21 months	1.1100
9	T + 24 months	1.1650
10	T + 27 months	1.1650
11	T + 30 months	1.1650
12	T + 33 months	1.1650
13	T + 36 months	1.2225
14	T + 39 months	1.2225
15	T + 42 months	1.2225
16	T + 45 months	1.2225
17	T + 48 months	1.2850
18	T + 51 months	1.2850
19	T + 54 months	1.2850
20	T + 57 months	1.2850
21	T + 60 months	1.3475
22	T + 63 months	1.3475
23	T + 66 months	1.3475
24	T + 69 months	1.3475
25	T + 72 months	1.4150
26	T + 75 months	1.4150
27	T + 78 months	1.4150
28	T + 81 months	1.4150
29	T + 84 months	1.4875
30	T + 87 months	1.4875
31	T + 90 months	1.4875
32	T + 93 months	1.4875
33	T + 96 months	1.5625
34	T + 99 months	1.5625
35	T + 102 months	1.5625
36	T + 105 months	1.5625
37	T + 108 months	1.640
38	T + 111 months	1.640
39	T + 114 months	1.640
40	T + 117 months	1.640
41	T + 120 months	1.7225
42	T + 123 months	1.7225
43	T + 126 months	1.7225
44	T + 129 months	1.7225
45	T + 132 months	1.8075
46	T + 135 months	1.8075
47	T + 138 months	1.8075
48	T + 141 months	34.5175

[3]	Note: Amortisation schedule to be shortened and final balloon payment to be increased in accordance with Clause 3.3(f) in the event of an Availability Period Extension.

SCHEDULE 4

KYC INFORMATION

a)	A copy of each document listed in paragraphs 1.1, 1.2 and 1.3(b) of Schedule 1 (Conditions Precedent).

b)	In respect of each Obligor, a list of each of its directors, in each case disclosing their:

(i)	full name;

(ii)	nationality;

(iii)	date of birth; and

(iv)	residential address.

c)

To the extent not provided pursuant to paragraph 1.3(b) of Schedule 1 (Conditions Precedent) in respect of each Obligor, a copy of the passport details page in respect of two (2) directors of such Obligor.

SCHEDULE 5

FORM OF QUIET ENJOYMENT UNDERTAKING

Consent and Agreement

CONSENT AND AGREEMENT (this “Consent’), dated as of      December 2014, among (1) Ras Laffan Liquefied Natural Gas Company Limited (II), a company organised and existing under the laws of the State of Qatar (the “Charterer”); (2) Qatar National Bank SAQ as Security Agent (together with its successors in such capacity, the “Security Agent”) for the sole benefit of the Finance Parties under the Finance Documents (as each such term is defined below); and (3) [ — ], a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Guarantor”).

RECITALS

A.	The Vessel. The Guarantor is the registered owner of the liquefied natural gas tanker named “[ — ]” (hull number [ — ]) (the “Vessel’).

B.

The Charter. Pursuant to a time charterparty in relation to the Vessel dated 1 July 2004 made between, originally, the Charterer and Teekay Nakilat Corporation, as novated to Teekay Nakilat (II) Limited under a novation agreement dated [18 January 2006] between [the Charterer, Teekay Nakilat Corporation and Teekay Nakilat (II) Limited], as amended and restated by an amendment and restatement agreement dated 21 March 2012 and subsequently novated to the Guarantor under the novation, amendment and restatement agreement dated [ — ] and made between the Guarantor, Teekay Nakilat (II) Limited and the Charterer (the “Novation Agreement”) (such charter as novated, amended and restated by the Novation Agreement, the “Charter’), the Charterer has agreed to charter the Vessel from the Guarantor for an initial period of about twenty (20) years (subject to termination rights) from delivery thereunder.

C.

The Finance Documents. Pursuant to a facility agreement dated      December 2014 (the “Facility Agreement”) among (i) Nakilat Holdco L.L.C. (the “Borrower”); (ii) the Security Agent; (iii) Qatar National Bank SAQ (as the “Facility Agent’); and (iv) the financial institutions listed in Schedule 7 (The Lenders, Notices, Commitments and Relevant Percentages) to the Facility Agreement or who are from time to time parties thereto (the “Banks”, and together with the Security Agent, and the Facility Agent, the “Finance Parties”), the Finance Parties have agreed, inter alia, to make a facility available to the Borrower upon the terms and subject to the conditions of the Finance Documents (as such term is defined in the Facility Agreement).

D.

Guarantee. Pursuant to a guarantee dated      December 2014 (the “Guarantee”) the Guarantor has agreed to guarantee the obligations of the ‘Obligors’ (as such term is defined in the Facility Agreement) under the Finance Documents. As part of the security for the obligations of the Guarantor to the Finance Parties under the Finance Documents, the Guarantor has agreed to grant to the Security Agent certain security including (inter alia):

(i)	an assignment of its rights under the Charter; and

(ii)	a first priority ship mortgage over the Vessel (the “Mortgage”).

E.

Condition Precedent. The Finance Documents require the execution, delivery and implementation of this Consent and it is a condition precedent to making the facility available that the Charterer shall have executed and delivered this Consent. It is acknowledged by the Guarantor and the Charterer that the execution of this Consent satisfies the requirement of [Clause 27b] of the Charter.

NOW, THEREFORE in consideration of the foregoing recitals and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Charterer, the Security Agent and the Guarantor hereby agree as follows:

ARTICLE 1. – CONSENT TO ASSIGNMENT, ETC.

1.1 Quiet Enjoyment Undertakings. The Security Agent for itself and in its capacity as agent for the Finance Parties irrevocably undertakes that subject to due performance by the Charterer of all its material obligations under the Charter (subject to the expiry of any grace periods), the Security Agent shall, for the duration of the Charter and any extension thereof permitted by the Charter allow the Charterer unfettered use of the Vessel in accordance with the terms and conditions of the Charter. Any breach by the Charterer of its obligations under the Charter shall be subject solely to the rights and remedies afforded to the Guarantor under the Charter. The Security Agent will not exercise any rights it may have against the Vessel or in connection with the Charter if any default under the Finance Documents (an “Event of Default”) has occurred and is continuing, except as provided by Articles 1.3 and 1.7 below.

For the avoidance of doubt, where the Vessel is arrested or subjected to forfeiture proceedings (or the same are threatened) reasonable actions on the part of the Security Agent, as advised to and agreed by Charterer, to have the Vessel released from such arrest or proceedings or to prevent or avoid any such arrest or proceedings shall not constitute a breach by the Security Agent of the terms of this Consent.

1.2 Consent to Assignment. The Charterer (i) consents in all respects to the pledge and assignment to the Security Agent pursuant to the Finance Documents of all the Guarantor’s right, title and interest in, to and under the Charter (the “Assigned Interests”) and to the grant of the Mortgage; (ii) acknowledges the right of the Security Agent or any designee of the Security Agent, in the exercise of the Security Agent’s rights and remedies under the Finance Documents, to make all demands, give all notices, take all actions and exercise all rights of the Guarantor under the Charter; and (iii) acknowledges that, without the prior written consent of the Facility Agent, acting on the instructions of the requisite Banks in accordance with the Finance Documents, the Guarantor may not amend the Charter, where such amendment would have a material adverse effect on (A) the ability of any Obligor to perform its obligations under any Finance Document, (B) the validity or enforceability of any Finance Document, or (C) any right or remedy of any Finance Party in respect of a Finance Document.

1.3 Substitute Owner. The Charterer agrees that (i) if the Security Agent shall notify the Charterer that an Event of Default has occurred and is continuing and that the Security Agent has elected to exercise the rights and remedies set forth in the Finance Documents, then the Security Agent or its designee (which may be or include a receiver appointed in respect of the Guarantor or a person nominated by the Security Agent or a special purpose company created for the purpose of acquiring the Vessel or a third-party purchaser of the Vessel) which, in any such case, elects to assume the Guarantor’s obligations under the Charter (the “Substitute Owner”) shall be substituted for the Guarantor under the Charter; and (ii) in such event, the Charterer shall (without prejudice to Article 1.4 below) recognise the Substitute Owner and shall continue to perform its obligations under the Charter in favor of the Substitute Owner, provided that (x) the Security Agent shall give the Charterer not less than thirty (30) days’ prior written notice of the intended transfer and details of the proposed Substitute Owner; (y) in the opinion of the Charterer (acting reasonably and without undue delay), the proposed Substitute Owner (and the third-party vessel manager to be employed by the proposed Substitute Owner, if any) shall have the legal capacity and the financial resources and expertise to own and operate the Vessel and, without limitation, to perform the Guarantor’s obligations under the Charter; and (z) such proposed Substitute Owner shall have undertaken to the Charterer in writing to remedy as soon as practicable any outstanding defaults of the Guarantor under the Charter. The Charterer agrees that it will, at no cost to it, enter into such documents as may be reasonably required by the Security Agent or the Substitute Owner to give effect to any substitution to be effected in accordance with this Article 1.3 and the Security Agent agrees that all documented costs and expenses (including legal costs) reasonably and properly incurred by the Charterer in connection with this Article 1.3 shall be for the account of the Security Agent.

1.4 Preservation of Charterer’s Rights. Notwithstanding any other provision in this Consent, any disposal of the Vessel by the Security Agent to a Substitute Owner in accordance with Article 1.3 shall not prejudice the Charterer’s rights under the Charter accruing before or after the date of such disposal, including, without limitation, any right that the Charterer may then have to terminate the Charter. If the Security Agent exercises its rights under Article 1.3 above to dispose of the Vessel to a Substitute Owner during the term of the Charter, the Security Agent shall comply with the conditions set out in Article 1.1 above and shall (subject to any requirements or restrictions imposed by any applicable law in relation to disposal of the Vessel) dispose of the Vessel expressly subject to the Charter. The Security Agent shall procure that the Substitute Owner (and any other person providing financing to the Substitute Owner for the purposes of the acquisition by the Substitute Owner of the Vessel) issues an undertaking to the Charterer on substantially the same terms as the undertaking granted by the Security Agent in Article 1.1 above.

1.5 Right to Cure. In the event of a default or breach by the Guarantor in the performance of any of its obligations under the Charter, or upon the occurrence or non-occurrence of any event or condition under the Charter that would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the Charterer to suspend or terminate the Charter (a “Default”), the Charterer shall not suspend or terminate the Charter until it first gives written notice of such Default to the Security Agent or its designee and affords such party a period of thirty (30) days to cure the circumstances giving rise to such suspension or termination rights.

1.6 No Termination or Assignment. Except to the extent permitted in the Charter, the Charterer agrees that it will not, without the prior written consent of the Security Agent, (i) enter into or agree to any consensual suspension, cancellation, or termination of the Charter, or (ii) assign or otherwise transfer any of its right, title or interest under the Charter save as permitted under the Charter.

1.7 Replacement Agreement. In the event that the Charter is terminated as a result of any bankruptcy or insolvency proceeding or other similar proceeding affecting the Guarantor, the Charterer shall, at the option of the Security Agent, enter into a new agreement with the Security Agent or its transferee or nominee (the “Replacement Owner”) on terms substantially the same as the terms of the Charter. In such event, the Security Agent (or, as the case may be, the Replacement Owner) shall comply with the provisions of Article 1.3 (x), (y) and (z) which shall apply for the purposes of this Article 1.7 as if the words “proposed Substitute Owner” have been replaced by the words “proposed Replacement Owner”.

1.8 No Liability. The Charterer acknowledges and agrees that neither the Security Agent nor its designees nor any of the Finance Parties shall have any liability or obligation under the Charter as a result of this Consent, nor shall the Security Agent or its designees be obligated or required to (i) perform any of the Guarantor’s obligations under the Charter, except during any period in which the Security Agent or its designee is a Substitute Owner under the Charter pursuant to Article 1.3 or a Replacement Owner under the Charter pursuant to Article 1.7, in which case the obligations of such Substitute Owner or Replacement Owner shall be no more onerous than those of the Guarantor under the Charter for such period (unless otherwise expressly agreed by the Guarantor and the Security Agent or the Substitute Owner or the Replacement Owner); or (ii) take any action to collect or enforce any claim for payment assigned under the Finance Documents.

1.9 Guarantor’s Undertaking. The Guarantor undertakes to the Charterer that it shall not make any claim against the Vessel and/or the Charterer arising from any transfer or novation of the Charter to the Security Agent or any Substitute Owner or from the entry into a new agreement by the Charterer with a Replacement Owner. The Security Agent acknowledges that delivery by the Guarantor of a notice in writing to the Charterer stating that the Guarantor has no claim, and has no intention of making such a claim, against the Vessel and/or the Charterer which may arise from such transfer or novation or from the entry into a new agreement shall be a condition precedent to the effectiveness of any transfer, novation or new agreement.

1.10 Delivery of Notices. The Charterer shall use its reasonable commercial efforts to deliver to the Security Agent and its designees, concurrently with the delivery thereof to the Guarantor, a copy of any notice of suspension or termination given by the Charterer to the Guarantor under the Charter.

1.11 Delivery of Financial Statements. On or prior to the date hereof, the Charterer has delivered to the Security Agent a copy of its annual audited financial statement (“Financial Statement”) for its most recent fiscal year. Within one hundred and eighty (180) days after the close of each of its fiscal years, the Charterer shall upon request deliver to the Security Agent its annual audited financial statements, prepared in accordance with International Accounting Standards (“IAS”).

1.12 Waiver of Immunity. To the extent that the Charterer may now or hereafter have or acquire any immunity (including sovereign immunity) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Charterer hereby waives such immunity with respect to all of its obligations under this Consent and the Charter.

1.13 Registration of Interest. To the extent permitted by applicable law and by the Registrar of Ships for vessels registered on the Commonwealth of The Bahamas Ship Register, the terms of the undertaking contained in Article 1.1 above, shall be included in the Mortgage and shall form part of the terms and conditions of the Mortgage. Upon registration of the Mortgage, the Security Agent agrees to request that the Registrar of Ships for vessels registered on the Commonwealth of The Bahamas Ship Register make a note of such undertaking in the Vessel’s register.

ARTICLE 2. – PAYMENTS UNDER THE CHARTER

The Charterer shall pay all amounts payable by it to the Guarantor under the Charter in the manner required by the Charter directly into the account specified on Exhibit A hereto, or to such other person or account as shall be specified from time to time by the Security Agent to the Charterer in writing in accordance with Article 4.1. Should the Charterer receive a notice from the Security Agent asking the Charterer to make payments to an alternative account in accordance with this Article 2, the Guarantor shall pay to the Charterer any net increase in payment costs incurred by the Charterer as a result of making such payments into such alternative account.

ARTICLE 3. – REPRESENTATIONS AND WARRANTIES OF THE CHARTERER

The Charterer makes the following representations and warranties to the Security Agent as at the date hereof.

3.1 Organisation. The Charterer is duly organised and validly existing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to execute and deliver this Consent, the Charter and the Novation Agreement and perform its obligations thereunder.

3.2 Authorisation; No Conflict. The Charterer has duly authorised, executed and delivered this Consent, the Charter and the Novation Agreement. Neither the execution and delivery of this Consent, the Charter and the Novation Agreement by the Charterer nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof does or will require any consent or approval not already obtained, or will conflict with the Charterer’s formation documents or any contract or agreement binding on it.

3.3 Legality, Validity and Enforceability. Each of this Consent, the Charter and the Novation Agreement is in full force and effect and is a legal, valid and binding obligation of the Charterer, enforceable against the Charterer in accordance with its terms. The Charter has not been amended, supplemented, suspended, novated, extended, restated or otherwise modified except in accordance with its terms.

3.4 Governmental Consents. There are no governmental consents existing as of the date of this Consent that are required or will become required to be obtained by the Charterer in connection with the execution, delivery or performance of this Consent, the Charter and the Novation Agreement and the consummation of the transactions contemplated thereunder, other than those governmental consents which have been obtained or can be obtained without undue expense or delay.

3.5 Litigation. There are no pending or, to the Charterer’s knowledge, threatened actions, suits, proceedings or investigations of any kind (including arbitration proceedings) to which the Charterer is a party or is subject, or by which it or any of its properties are bound, that if adversely determined to or against the Charterer, could reasonably be expected to materially and adversely affect the ability of the Charterer to execute and deliver the Charter , the Novation Agreement and this Consent or to perform its obligations thereunder or hereunder.

ARTICLE 4. – MISCELLANEOUS

4.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service or (c) if sent by prepaid telex, or by telecopy with correct answer back received. Notices shall be directed (i) if to the Charterer or the Guarantor, in accordance with the Charter and (ii) if to the Security Agent, to Attn: Jaffar Ali / Fathiyeh Ali Hassan / Chiranjib Parial, Qatar National Bank SAQ, Corporate & Syndication Loans, Retail & Corporate Operations, P.O. Box 1000, Doha, State of Qatar. Notice so given shall be effective upon receipt by the addressee. Any party hereto may change its address for notice hereunder to any other location by giving no less than twenty (20) days’ notice to the other parties in the manner set forth hereinabove.

4.2 Further Assurances. The Charterer shall fully cooperate with the Security Agent and perform all additional acts reasonably requested by the Security Agent to effect the purposes of this Consent.

4.3 Amendments. This Consent may not be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing and signed by each of the parties hereto.

4.4 Entire Agreement. This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.

4.5 Governing Law. This Consent and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England.

4.6 Severability. In case any one or more of the provisions contained in this Consent should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtaining the same commercial effect as this Consent would have had if such provision had been legal, valid and enforceable.

4.7 Dispute Resolution. Any dispute arising under this Charter shall be decided by the High Court of Justice in London, England to whose jurisdiction the parties hereby agree. Notwithstanding, the foregoing, the parties may jointly agree in writing to have any dispute arising from this Consent referred to or determined by any arbitral tribunal appointed pursuant to [Article 41] of the Charter. It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been or may be, arrested in connection with a dispute under this Consent, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

4.8 Service of Process. (i) The Charterer hereby appoints David Reynolds, Clyde and Co LLP, St Botolph Building, 138 Houndsditch, London, EC3A 7AR, United Kingdom as its agent for service of any proceedings under this Consent in the High Court of England and Wales; (ii) the Guarantor hereby appoints WFW Legal Services Limited, 15 Appold Street, London, EC2A 2HB as its agent for service of any proceedings under this Consent in the High Court of England and Wales; and (iii) the Security Agent hereby appoints Qatar National Bank London, 51 Grosvenor Street, London, W1K 3HH as its agent for service of any proceedings under this Consent in the High Court of England and Wales.

4.9 Successors and Assigns. The provisions of this Consent shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

4.10 Counterparts. This Consent may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

4.11 Termination. Each party’s obligations hereunder are absolute and unconditional, and no party shall have any right to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder until the earlier of (i) the irrevocable payment in full of all sums owed by the Guarantor to the Finance Parties under the Finance Documents followed by the discharge of the Mortgage; and (ii) any permanent withdrawal of the Vessel from service under, or termination of, the Charter.

4.12 Confidentiality. The terms of this Consent and any and all data, reports, records and other information of any kind whatsoever disclosed to or acquired by the Security Agent or the Charterer in connection with this Consent whether conveyed orally, in writing or via electronic form, shall be kept in confidence and shall not be used by the Security Agent or the Charterer other than for the purposes of this Consent and the related financial agreements referred to herein. All data, reports, records and other information disclosed by Charterer to Security Agent in connection with or in accordance with this Consent that is marked confidential shall be kept in confidence and shall not be disclosed by Security Agent to any party (other than its officers and employees on a “need to know’ basis, the lenders listed in Schedule 7 (The Lenders, Notices, Commitments and Relevant Percentages) to the Facility Agreement and/or its legal advisors who are evaluating the financial condition of Charterer), except with the prior consent of Charterer. The foregoing restrictions on the disclosure of information under this Consent shall not apply to information that (a) is or becomes generally available to the public; or (b) is already known to the party receiving such information prior to the disclosure thereof under this Consent. In the event that the Security Agent or the Charterer is required to make disclosure of this Consent or the related financial agreements identified hereunder for purposes of complying with law or the rules of a rating agency, the Security Agent or the Charterer, as applicable, shall be entitled to make appropriate disclosure, but shall use all reasonable efforts to reach agreement on the terms of the disclosure concerned with the Security Agent or the Charterer, as applicable, in writing beforehand (which approval shall not be unreasonably withheld).

4.13 Contracts (Rights of Third Parties) Act 1999. A person who is not a party to this Consent may not enforce any of its terms under the Contract (Rights of Third Parties) Act 1999.

IN WITNESS WHEREOF, the parties have caused this Consent to be duly executed and delivered by its officer thereunto duly authorised as of the date first above written.

RAS LAFFAN LIQUEFIED NATURAL GAS COMPANY LIMITED (II)

By:
Name:
Title:

[ ]	[ [ — ] Insert name of Guarantor ]

By:
Name:
Title:

[ ]	Qatar National Bank SAQ

By:
Name:
Title:

Exhibit A to

Consent and Agreement

Payment instructions

For Account

Account Name:	Nakilat Holdco L.L.C.
Bank:	Qatar National Bank SAQ
Swift:
IBAN:

SCHEDULE 6

COMPLIANCE CERTIFICATES

Part 1 – Annual Compliance Certificate

To:	Qatar National Bank SAQ (the Facility Agent)

Date:

Dear Sirs,

We refer to the Facility Agreement (the Agreement) dated [ — ] and made between, amongst others, Nakilat Holdco L.L.C. and the Facility Agent. This is a Compliance Certificate.

Terms defined in the Agreement shall bear the same meaning in this Compliance Certificate.

We confirm that:

(a)

the Security Value is USD [ — ] being the aggregate of the market value of each Vessel (determined in accordance with the most recent Market Valuation Report for that Vessel supplied to the Facility Agent in accordance with Clause 16.5 (Annual Market Valuation Report) of the Agreement at that time); and accordingly is at least 110 per cent. of the aggregate of all Loans then outstanding and interest then due on such Loans calculated in accordance with Clause 9 (Costs of Utilisation), being USD [ — ]; and

(b)	no Event of Default has occurred and is continuing.

Yours faithfully,

Signed for and on behalf of

NAKILAT HOLDCO L.L.C.

Director

Director

Part 2 – Time Charter Party Agreement Termination Compliance Certificate

To:	Qatar National Bank SAQ (the Facility Agent)

Date:

Dear Sirs,

We refer to the Facility Agreement (the Agreement) dated [ — ] and made between, amongst others, Nakilat Holdco L.L.C. and the Facility Agent. This is a Compliance Certificate.

Terms defined in the Agreement shall bear the same meaning in this Compliance Certificate.

We confirm that the Security Value is USD [ — ] being the aggregate of the market value of each Vessel (determined in accordance with the most recent Market Valuation Report for that Vessel supplied to the Facility Agent in accordance with Clause 16.5 (Annual Market Valuation Report) and Clause 17.16(f) (Financial Covenant) of the Agreement at that time); and accordingly is at least 110 per cent. of the aggregate of all Loans then outstanding and interest then due on such Loans calculated in accordance with Clause 9 (Costs of Utilisation), being USD [ — ].

Yours faithfully,

Signed for and on behalf of

NAKILAT HOLDCO L.L.C.

Director

Director

SCHEDULE 7

THE LENDERS, NOTICES, COMMITMENTS AND RELEVANT PERCENTAGES

QATAR NATIONAL BANK SAQ

Contact details	Tranche 1 Commitment (USD)	Tranche 2 Commitment (USD)	Tranche 3 Commitment (USD)	Aggregate Commitment (USD)	Relevant Percentage (%)
Address: Qatar National Bank SAQ Corporate & Syndication Loans, Retail & Corporate Operations P O Box 1000, Doha, Qatar	150,000,000	151,000,000	149,000,000	450,000,000	100
Attention: Jaffar Ali / Fathiyeh Ali Hassan / Chiranjib Parial Fax: +974 4431 3069 Email: jaffar.ali@qnb.com.qa / fathiyeh.ali@qnb.com.qa / chiranjib.parial@qnb.com.qa / Agencyservices@qnb.com.qa

SCHEDULE 8

FORM OF TRANSFER UNDERTAKING

To:	Qatar National Bank SAQ (as Facility Agent)

To:	Each Lender

Copy:	The Borrower

From:	[—] (the New Lender)

Dated:	[—]

Facility Agreement dated      December 2014 (the Agreement)

This is an undertaking in accordance with clause 21 (Assignment and Transfer) of the Agreement.

Unless the context otherwise requires, terms defined in the Agreement have the same meaning when used herein.

In accordance with clause 21 (Assignment and Transfer) of the Agreement, the New Lender hereby notifies the Administrative Agents, the Lenders and the Borrower that it wishes to become a Lender under the terms of the Agreement and therefore hereby requests the Administrative Agents, the Lenders and the Borrower accept this undertaking as being delivered to it pursuant to and for the purposes of clause 21 (Assignment and Transfer) of the Agreement.

The New Lender hereby irrevocably and unconditionally confirms that it would like to participate in an aggregate amount of [—] Dollars (USD[—]) by way of assignment and transfer from [—] (the Existing Lender).

The New Lender shall accordingly become obliged to comply with all of the terms and conditions of the Agreement.

The New Lender hereby undertakes with each of the Administrative Agents, the Lenders and the Borrower to be bound by the terms and conditions of the Agreement and that it will perform its obligations which by the terms of the Agreement will be assumed by it upon this undertaking taking effect as it if were an original Lender in the Agreement.

The address for notices of the New Lender for the purposes of the Agreement is as follows:

Address:	[—]

Attention:	[—]

Telephone No:	[—]

Facsimile No:	[—]

E-mail:	[—]

Promptly upon this undertaking taking effect, the Facility Agent shall circulate to the Security Agent and each of the Lenders and the Borrower the amended details of the Lenders and their respective Relevant Percentages.

The New Lender agrees to do all further acts and provide all other assistance that may be requested by the Facility Agent in connection with this undertaking.

This undertaking shall be effective on, and the New Lender shall be deemed to be a Lender as of, [—].

This undertaking and the rights and obligations of the parties hereunder and any non-contractual obligations connected therewith shall be governed by and construed in accordance with English law.

THE NEW LENDER

Signed:	Date

THE FACILITY AGENT

We hereby agree on behalf of the Lenders and the Borrower to accept [—] as a New Lender.

Signed:	Date

THE SECURITY AGENT

We hereby agree on behalf of the Lenders and the Borrower to accept [—] as a New Lender.

Signed:	Date

SCHEDULE 9

FORM OF TRANSFER CERTIFICATE

To:	[AGENT] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

Nakilat Holdco L.L.C. – USD 450,000,000 Facility Agreement dated [                    ] 2014 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Tranche Commitments (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[AGENT]

as Facility Agent for and on behalf of

each of the parties to the Agreement

(other than the Existing Lender and

the New Lender)

By:

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE 10

FORM OF ASSIGNMENT AGREEMENT

To:	[AGENT] as Facility Agent and the Borrower

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

Nakilat Holdco L.L.C. – USD 450,000,000 Facility Agreement dated [                    ] 2014 (the Agreement)

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule;

(b)

to the extent the obligations referred to in paragraph (c) below are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in the Schedule;

(c)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in the Schedule; and

(d)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.

2.	The proposed Transfer Date is [ ].

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Assignment Agreement contained in the Agreement.

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.

This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 21.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower of the assignment referred to in this Assignment Agreement.

6.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Assignment Agreement.

7.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment, assumption and release

[insert relevant details, including applicable Tranche Commitments (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[AGENT]

as Facility Agent, for and on behalf of

each of the parties to the Agreement

(other than the Existing Lender and

the New Lender)

By:

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s security in any and, if so, to arrange for execution of those documents and completion of those formalities.

An assignment may give rise to stamp duty or transfer tax issues.

WITNESS WHEREOF the parties hereto have caused this Deed of Assignment to be duly executed as a deed the day and year first above written as follows:

THE ASSIGNOR

SIGNED and DELIVERED as a Deed by

By

its duly appointed Attorney

THE ASSIGNEE

SIGNED and DELIVERED as a Deed by

By

its duly appointed Attorney

All before me:

Schedule 11

FORM OF PAYMENT UNDERTAKING

SeaSpirit Leasing Limited

33 Old Broad Street

London

EC2N 1HZ

[—] 2014

Dear Sirs

[“AL MARROUNA”] [“AL AREESH”] [“AL DAAYEN”] - Lease Termination

We hereby irrevocably and unconditionally undertake to remit the sum of:

1.	[—] US Dollars (US$ [—]) for value today to account number 12270390, account name SEASPIRIT LEASING LIMITED, IBAN number GB84BOFS80463512270390, SWIFT Code BOFSGBS1095; and

2.

[—] US Dollars (US$ [—]) for value today to account number 12270412, sort code 80-46-35, SWIFT BIC: BOFSGBS1095 with Bank of Scotland plc acting thought its US Correspondent: Bank of New York, SWIFT BIC IRVTUS3N

This letter and any non-contractual obligations arising out of or in connection with it shall be governed in accordance with English law.

Yours faithfully

QATAR NATIONAL BANK SAQ

By:

Title: Attorney-in-Fact

SCHEDULE 12

VESSEL DELIVERABLES

1.	VESSEL MORTGAGE

By no later than the date on which the relevant Tranche first is drawn in respect of a Vessel, an original Vessel Mortgage and Deed of Covenant and a copy of the Quiet Enjoyment Agreement in respect of that Vessel, duly executed by the parties to it and evidence that the Vessel Mortgage has been duly perfected.

2.	LEGAL OPINIONS

(a)

Within two (2) Business Days from the date of a Vessel Mortgage, a legal opinion in respect of the enforceability of that Vessel Mortgage from the Lender’s Bahamian counsel addressed to the Finance Parties in form and substance satisfactory to the Facility Agent.

(b)

Within thirty (30) days from date of a Vessel Mortgage, a legal opinion in respect of the capacity of the Guarantor to enter into that Vessel Mortgage from the Lender’s Marshall Islands counsel addressed to the Finance Parties in form and substance satisfactory to the Facility Agent.

3.	OTHER DOCUMENTS AND EVIDENCE

Promptly, and by no later than 5 days following the date on which any Guarantor acquires a Vessel, copies of the following documents in respect of such Guarantor and such Vessel (as relevant):

(a)	documentary evidence that the Vessel maintains her classification free of all overdue recommendations and conditions with the applicable Classification Society;

(b)	a copy of each Time Charter Party Agreement, any sub-charter and each management agreement relating to the Vessel; and

(c)	a copy of the safety management certificate and international ship security certificate for the Vessel.

SIGNATORIES

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed and is intended to be delivered as a deed on the date specified above.

THE FACILITY AGENT

Executed and delivered as a DEED by
QATAR NATIONAL BANK SAQ

Signature:

Name:

Title:

Signature:

Name:

Title:

THE SECURITY AGENT

Executed and delivered as a DEED by
QATAR NATIONAL BANK SAQ

Signature:

Name:

Title:

Signature:

Name:

Title:

LENDER

Executed and delivered as a DEED by
QATAR NATIONAL BANK SAQ

Signature:

Name:

Title:

Signature:

Name:

Title:

THE BORROWER

Executed and delivered as a DEED by NAKILAT HOLDCO L.L.C. acting by:

Name:

Title:	Signatory

In the presence of:

Name:

Title:

Address:

Witness